Exhibit 2

SUPPORT AGREEMENT

THIS AGREEMENT is made this 19th day of January, 2004.

B E T W E E N:

6181708 CANADA INC., a corporation incorporated under the federal laws of Canada

(“Offeror”)

- and -

THE STANLEY WORKS, a corporation incorporated under the laws of the State of Connecticut

(“Parent”)

- and -

FRISCO BAY INDUSTRIES LTD.,  a corporation incorporated under the federal laws of Canada

(the “Corporation”)

RECITALS:

(A)                              Parent, through its wholly-owned subsidiary, Offeror, desires to acquire all of the shares in the Class A Common Stock (the “Class A Shares”) and all of the shares in the Common Stock (the “Common Shares” and, collectively with the Class A Shares, the “Shares”) of the Corporation, and Offeror is prepared to make offers by way of a take-over bid to acquire such shares (including those shares that may become outstanding pursuant to the exercise prior to the Expiry Date of options and stock appreciation rights) on the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined herein).

(B)                                The board of directors of the Corporation (the “Board of Directors”) after consulting with its legal and financial advisors and receiving recommendations from its special committee of directors and an opinion from its financial advisor (the “Fairness Opinion”) to the effect that the consideration to be received pursuant to the offers to be made by Offeror is fair, from a financial point of view, to the holders of Class A Shares and the holders of Common Shares (collectively, the “Stockholders”), and the Board of Directors on such basis has determined that it would be advisable and in the best interests of the Corporation for the Board of Directors to co-operate with Parent and Offeror, to take all reasonable action to support the offers to acquire the Shares and to recommend in writing that

Stockholders tender their Shares to the offers, all on and subject to the terms and conditions of this Agreement.

(C)                                Contemporaneously with the execution of this Agreement and as a condition of Parent’s and Offeror’s willingness to enter into this Agreement, Parent and Offeror have entered into a lock-up agreement dated the date hereof with each of 92324 Canada Ltd., 2798107 Canada Inc., Barry Katsof, 126909 Canada Inc., Ronald Waxman, Ernie Harty, Brahm Gelfand, Robert Gagnon and Dominique Mimeault (collectively, the “Lock-Up Agreements”) pursuant to which such Stockholders (the “Locked-Up Stockholders”) have agreed, among other things, to tender to the offers all shares in the stock of the Corporation owned (or that will be owned upon the exercise of Options ) by such Stockholders.

(D)                               Parent, Offeror and the Corporation desire to make certain representations and warranties and to enter into certain covenants in connection with the offers to be made by Offeror and also to prescribe various conditions to the consummation thereof.

(E)                                 Certain capitalized terms used in this Agreement are defined in Schedule E to this Agreement.

NOW THEREFORE in consideration of the mutual covenants set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties to this Agreement, Offeror, Parent and the Corporation hereby agree as follows:

ARTICLE 1
THE OFFERS

1.1          The Offers

(a)                                  Offeror shall promptly publicly announce its intention to make offers and, subject to the terms and conditions set forth in this Agreement, shall commence offers, as promptly as practicable, in accordance with the Securities Laws, including the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), to purchase all of the outstanding Class A Shares (the “Class A Offer”) and to purchase all of the outstanding Common Shares (the “Common Share Offer” and, together with the Class A Offer, the “Offers”), including all Common Shares which may become outstanding pursuant to the exercise of stock options (“Options”) and stock appreciation rights (“SARs”) granted pursuant to the Corporation’s stock incentive plan, as amended from time to time (the “Stock Incentive Plan”) prior to the date hereof.  Offeror covenants and agrees to make the Offers on and subject to the terms and conditions of this Agreement for a cash consideration of US$15.25 for each Class A Share and Common Share (the “Offer Consideration”). The terms “Class A Offer”, “Common Share Offer” and “Offers” shall include any amendments to, or extensions of, such offer or offers made in accordance with the terms of this Agreement, including, without limitation, any removal or waiver of any condition or extension of the date by which Shares may be deposited.

(b)                                 The Offers shall be made in accordance with Securities Laws and Corporate Laws and, as provided in such legislation, shall expire no earlier than 12:01 a.m. (local time) on the 36th calendar day after the day (the “Mailing Date”) that the Offers are mailed to Stockholders, subject to the right of Offeror to extend in accordance with Securities Laws the period during which Shares may be deposited under the Offers (such time, as it may be changed as a result of any such extension, is herein referred to as the “Expiry Time”). Without limiting the generality of the foregoing, Offeror may (i) extend the Offers for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof and (ii) after the acceptance of Shares pursuant to the Offers, extend the Offers for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act. The terms of the Offers shall comply with the terms of this Agreement.  The Offers shall be subject only to the conditions set forth in Schedule A.  Offeror agrees that, provided all of the conditions to the Offers set forth in Schedule A have been satisfied or waived by Offeror, Offeror shall take up and pay for all of the Shares tendered under the Offers as soon as reasonably possible and in any event not later than three Business Days following the time at which it becomes entitled to take up such Shares under the Offers pursuant to Securities Laws and Corporate Laws.  If any one or more of the conditions set forth in paragraph (f) of Schedule A (“MAE Condition”), paragraph (g) of Schedule A (“Banking Restriction Condition”) or paragraph (k) of Schedule A (“Default Condition”) have not been satisfied or waived by the Offeror as of the Expiry Time but all other conditions set forth in Schedule A shall have been satisfied or waived, then Offeror shall extend the Expiry Time for the duration of the applicable Cure Period(s).  Offeror’s obligations set forth in the immediately preceding sentence shall be without prejudice to its other rights and remedies under this Agreement, including its right to terminate this Agreement on bases other than the failure of the MAE Condition, Banking Restriction Condition and/or Default Condition to have been satisfied or waived. “Cure Period” shall mean, in the case of a failure of the Banking Restriction Condition, 10 days from the Expiry Time, or in the case of the failure of the MAE Condition and/or Default Condition, such period as is necessary to allow the cure periods set forth in Sections 6.1(b)(ii), (d) and/or (f), as the case may be, to expire.

(c)                                  Offeror, in its sole discretion, may modify or waive any term or condition of the Offers; provided that Offeror shall not, without the prior written consent of the Corporation, (i) increase the Minimum Condition, (ii) decrease the Offer Consideration, (iii) change the form of Offer Consideration (other than to add additional consideration), (iv) decrease the percentage of Shares in respect of which the Offers are made as set out herein, (v) impose additional conditions to the Offers (other than to add a condition in respect of HSR Approval in the event that the Offer Consideration is increased such that such approval would be required in connection with the Offers) or (vi) otherwise vary the Offers (or any terms or conditions thereof) in a manner which is materially adverse to the Stockholders (it being understood that an extension of the Offers or a permitted waiver of any condition thereto will not be considered to be materially adverse to the Stockholders).

(d)                                 Offeror shall prepare and mail the Offers and accompanying Circular, related letter(s) of transmittal, notice(s) of guaranteed delivery and other ancillary offer documents and instruments, in both the English and French language as may be required by Securities Laws, and the Schedule TO (collectively, and with any supplements or amendments thereto, the “Offer Documents”) to all registered Stockholders in accordance with Securities Laws and Corporate Laws as soon as reasonably practicable and in any event not later than 11:59 p.m. (Montreal time) on February 9, 2004 (the “Latest Mailing Time”); provided, however, that if the mailing of the Offer Documents is delayed by reason of (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, (ii) Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit Offeror to mail the Offer Documents, or (iii) the failure of the Corporation to provide the comments referred to in (g) hereof on a timely basis or any information within the possession or control of the Corporation, its directors, officers, employees, agents or advisors to Offeror that is necessary or reasonably required for the purpose of complying with Securities Laws or Corporate Laws in connection with the making of the Offers, the Latest Mailing Time shall be extended to the fifth Business Day following the date on which such injunction or order ceases to be in effect (provided that such injunction or order is being contested or appealed), such regulatory waiver, consent or approval is obtained (provided that such waiver, consent or approval is being actively sought), or such information or comments are provided to Offeror by the Corporation, as applicable; subject, however, to the right of the Corporation to terminate this Agreement pursuant to Section 6.1(c)(ii).

(e)                                  The Offeror shall file the Circular and other applicable Offer Documents with the relevant regulatory authorities in accordance with Securities Laws.  As soon as practicable on the date of commencement of the Offers, Parent and Offeror shall file with the SEC, and disseminate to Stockholders in accordance with the requirements of the Exchange Act, the Schedule TO.

(f)                                    The obligation of Offeror to mail the Offer Documents to all registered Stockholders shall be subject to the fulfilment, or the waiver by Offeror, of those conditions set forth in Schedule B, each of which is for the exclusive benefit of Offeror, which conditions may be waived by Offeror at any time, in whole or in part, in Offeror’s sole discretion without prejudice to any other rights that it may have under this Agreement, and which conditions shall be deemed to have been waived by the mailing of the Offer Documents.

(g)                                 The Corporation and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to mailing of the Offer Documents, recognizing that whether or not such comments are appropriate will be determined by Offeror, acting reasonably.

(h)                                 The Corporation shall, in a timely and expeditious manner, furnish to Offeror all such information regarding itself, its Subsidiaries and their respective directors, officers and stockholders as may reasonably be required to be included in the Offer Documents pursuant to Securities Laws and Corporate Laws.  The Corporation shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall be or have become false or misleading in any material respect, and Parent and Offeror shall take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the applicable regulatory authorities, including the SEC, and to be disseminated to Stockholders as and to the extent required by the Securities Laws.  In conducting the Offers, Parent and Offeror shall comply in all material respects with the provisions of Securities Laws and Corporate Laws.

(i)                                     Subject to Section 4.3 and Article 5, the Corporation shall take all reasonable action to support the Offers in a manner contemplated by this Agreement, and shall use its commercially reasonable efforts to obtain support for the Offers from the Stockholders, as reasonably requested by Offeror.

(j)                                     The Corporation represents and warrants to Offeror and Parent, and acknowledges that each of Offeror and Parent is relying on such representations and warranties in connection with the entering into of this Agreement that:

(i)                                     the Board of Directors has received a written opinion from its financial advisor, USBX Advisory Services, LLC (the “Financial Advisor”), that the Offers are fair, from a financial point of view, to the holders of Class A Shares and the holders of Common Shares;

(ii)                                  this Agreement and the transactions contemplated hereby, including the Subsequent Acquisition Transaction, have been approved by the Disinterested Director (as defined in the Articles of Amendment of the Corporation dated October 4, 1993) of the Corporation;

(iii)                               having consulted with its financial and legal advisors and received the recommendations of the special committee of the Board of Directors and the Fairness Opinion, the Board of Directors (A) has determined that the Offers are fair, from a financial point of view, to the holders of Class A Shares and the holders of Common Shares and the Offers are in the best interests of the Corporation; (B) has unanimously approved the Offers, this Agreement and the transactions contemplated hereby, including Section 1.5; and (C) has unanimously resolved to recommend in writing that Stockholders accept the Offers; and

(iv)                              after reasonable enquiry, the Corporation and the Board of Directors have been advised that all of the directors and senior officers of the Corporation intend to tender to the Offers their Shares, including the Shares of which they are the beneficial owners and the Shares issuable on the exercise of all

Options held by them to be exercised in the manner contemplated by Section 1.2.

(k)                                  The Corporation shall prepare and make available for distribution contemporaneously with the Offer Documents, sufficient copies of the Directors’ Circular,  in both the English and French languages as may be required by Securities Laws, and the Schedule 14D-9 (collectively, and with any supplements or amendments thereto, the “Recommendation Documents”). The Recommendation Documents shall be prepared in accordance with Securities Laws and Corporate Laws and shall reflect the determinations and recommendations set forth in Section 1.1(j) above. Prior to mailing the Recommendation Documents, the Corporation shall provide Parent and Offeror and their counsel with a reasonable opportunity to review and comment on the Recommendation Documents, recognizing that whether or not such comments are appropriate will be determined by the Corporation, acting reasonably.

(l)                                     The Corporation shall file the Directors’ Circular with the relevant Canadian securities regulatory authorities in accordance with Securities Laws. The Corporation shall file the Schedule 14D-9 with the SEC, simultaneously with the filing by Parent and Offeror of the Schedule TO.  Each of Parent and Offeror will, in a timely and expeditious manner, supply to the Corporation in writing, for inclusion in the Recommendation Documents, all information concerning Offeror’s Designees (as such term is defined in Section 1.2), as required by Section 14(f) of the Exchange Act (including Rule 14f-1 thereunder), and all such information regarding the Parent and the Offeror as may reasonably be required to be included in the Directors’ Circular pursuant to Securities Laws and Corporate Laws, and the Corporation shall include such information in the Recommendation Documents.  Each of the Corporation, Parent and Offeror shall promptly correct any information provided by them for use in the Recommendation Documents if and to the extent that such information shall be or have become false or misleading in any material respect and the Corporation shall take all lawful action necessary to cause the Recommendation Documents as so corrected to be filed promptly with the relevant Canadian securities regulatory authorities and with the SEC and disseminated to the Stockholders as and to the extent required by Securities Laws and Corporate Laws.

(m)                               The Corporation shall provide Offeror, within two Business Days following the execution and delivery of this Agreement, with a current list (in both written and electronic form) of registered Stockholders, together with their addresses and respective holdings of Shares.  The Corporation shall concurrently provide Offeror with the names, addresses and holdings of all persons having rights issued by the Corporation to acquire Shares (including holders of Options and SARs).

(n)                                 Parent and/or Offeror shall appoint a dealer/manager and an information agent in connection with the Offers for the purposes of assisting in the solicitation of acceptances of the Offers in Canada and the United States.

(o)                                 The Offeror agrees that under no circumstance shall it take up and pay for the Class A Shares deposited under the Class A Offer unless it also takes up and pays for the Common Shares deposited under the Common Share Offer or take up and pay for the Common Shares deposited under the Common Share Offer unless it also takes up and pays for the Class A Shares deposited under the Class A Offer.

1.2          Options and Stock Appreciation Rights

(a)                                  Subject to Section 1.2(b) simultaneously with, or as soon as practicable following, the commencement of the Offers, the Corporation will request that each holder of Options (whether or not such Options are vested as of the date of this Agreement) execute and deliver to the Corporation, prior to the Expiry Time, an agreement in the form specified by Parent, acting reasonably, (an “Option Election”) under which such holder would agree, contingent upon the purchase of the Common Shares by Offeror pursuant to the Common Share Offer, to cause, effective as of immediately prior to the Expiry Time, such Option to be exercised and the Common Shares issued as a result of that exercise to be tendered to the Common Share Offer.  To the extent permitted by applicable law and the Stock Incentive Plan, the Corporation will advance to each holder of Options who executes and delivers a valid Option Election (other than any director or officer of Corporation) and, if necessary, a recourse note in favor of the Corporation, the funds necessary for the exercise of such Options. The funds so advanced will be deducted from the amount payable to such holder pursuant to the Offers and will be repaid directly to the Corporation.  The Corporation, Parent and Offeror will take such further actions as may be necessary to accommodate such advancement of funds, exercise, issuance, tender and payments with respect to each such valid Option Election.  Prior to the commencement of the Offers, the Board of Directors will adopt such resolutions or take such other actions as are required to (i) amend each agreement pursuant to which Options were granted under the Stock Incentive Plan to provide for the acceleration of the vesting or exercisability of any Option under such agreement, for which a valid Option Election has been executed and delivered to the Corporation, upon the purchase by Offeror of Common Shares pursuant to the Common Shares Offer, and (ii) cause the Corporation to deliver, simultaneously with the delivery to each holder of Options of the request to execute and deliver an Option Election as described above, a notice specifying that the Options must be exercised no later than two Business Days prior to the Expiry Time and further specifying that if any Options are not exercised by such date, such Options will remain outstanding but that the Offeror has indicated that following completion of the Offers, it will take steps to permit the compulsory acquisition of any Common Shares not acquired pursuant to the Offers, including Common Shares issued pursuant to the exercise of the Options. All amounts payable pursuant to this Section 1.2 will be subject to any required withholding of Taxes and shall be paid without interest.

(b)                                 In the event that the approval of NASDAQ is not obtained for the acceleration of unvested Options in the manner contemplated by Section 1.2(a), the procedures and arrangements set out in Section 1.2(a) shall apply only with respect to Options that have fully vested and are exercisable on or before two Business Days prior to the Expiry Time. With respect to unvested Options, the Corporation shall, following completion of the Offers, effect such adjustments or exchanges as part of a Subsequent Acquisition Transaction or otherwise to allow the holders thereof to receive the economic benefit of such Options as of the Expiry Time (being for each Option the difference between the Offer Consideration and the exercise price of the Option) on substantially the same terms and subject to substantially the same conditions as were applicable under such Options, including as to term, vesting and exercisability. All such amounts will be subject to any required withholding of Taxes and will be paid without interest.

(c)                                  Simultaneously with, or as soon as practicable following, the commencement of the Offers, the Corporation will request that each holder of SARs granted pursuant to the Corporation’s Stock Incentive Plan (all such SARs having vested as of the date of this Agreement) execute and deliver to the Corporation, prior to the Expiry Time, an agreement in the form specified by Parent, acting reasonably (a “SAR Election”) under which such holder would agree, contingent upon the purchase of the Common Shares by Offeror pursuant to the Common Share Offer, to cause, effective as of immediately prior to the Expiry Time, such SAR to be fully exercised.  The Corporation will pay to each such holder in respect of each SAR so exercised an amount in cash equal to the Offer Consideration less the exercise price of the SAR.  The Corporation agrees not to issue any Common Shares in payment of such amount.  The Corporation, Parent and Offeror will take such further actions as may be necessary to accommodate such exercise and payment with respect to each such valid SAR Election.  Prior to the commencement of the Offers, the Board of Directors will adopt such resolutions or take such other actions, if any, as are required to (i) determine for the purposes of the Stock Incentive Plan that the fair market value of the Common Shares as of the date of exercise of the SARs is equal to the Offer Consideration, and (ii) cause the Corporation to deliver, simultaneously with the delivery to each holder of SARs of the request to execute and deliver an SAR Election as described above, a notice specifying that the SARs must be exercised no later than the Expiry Time and further specifying that if they are not exercised by such date, such SARs will remain outstanding.  All amounts payable pursuant to this Section 1.2 will be subject to any required withholding of Taxes and shall be paid without interest.

(d)                                 The Corporation shall use all commercially reasonable efforts to obtain duly completed and executed Option Elections and SAR Elections, and such amendments to the agreements under which Options were granted as may be necessary to give effect to the Option Elections in respect of unvested Options, from all holders of Options and SARs as promptly as possible following the execution of this Agreement, and in any event not later than two Business Days prior to the Expiry Time.

(e)                                  Except as otherwise provided herein or as otherwise agreed by the parties, the Corporation will ensure that following the Expiry Time no person, including any holder of Options or any other participant in the Stock Incentive Plan, will have any right to acquire any equity securities of the Corporation or any subsidiary thereof, in each case, contingent upon the purchase of the Common Shares by the Offeror pursuant to the Common Share Offer.

1.3          Employment Arrangements

Parent and Offeror acknowledge that prior to the execution of this Agreement, the Corporation agreed to make certain amendments (the “Employment Agreement Amendments”) to the employment agreements of Ronald Waxman and Barry Katsof (the “Key Employees”), conditional upon receipt of the Employment Agreement Approval (as defined below) from the applicable regulatory authorities.  True and complete copies of the employment agreements, the Employment Agreement Amendments and all agreements relating thereto have been provided to the Parent.  Prior to or as soon as reasonably practicable following the making of the Offers, Offeror will apply to the applicable securities regulators to obtain rulings that the Employment Agreement Amendments  (i) are not contrary to, or are exempt from, the provisions of Section 145 of the Securities Act (Quebec) and, to the extent applicable, the equivalent provisions of other Canadian Securities Law, and (ii) would satisfy or be exempt from the condition set out Section 8.2(a) of Policy Statement Q-27 of the Quebec Securities Commission, and that such Employment Agreement Amendments would not preclude the votes attaching to the Shares tendered by the Key Employees to the Offers (following the conversion of such Class A Shares to Common Shares) from being included as votes in favour of a Subsequent Acquisition Transaction in determining whether minority approval of the Subsequent Acquisition Transaction has been obtained for purposes of Policy Q-27 (collectively, the “Employment Agreement Approval”).

1.4          Directors

Subject to compliance with Section 14(f) of the Exchange Act (including Rule 14f-1), promptly upon the acquisition by Offeror pursuant to the Offers of such number of Shares which carry a majority of the votes attached to the outstanding Shares on the date of acquisition (taking into account the conversion of Class A Shares deposited under the Class A Offer upon Offeror taking up and paying for such shares), and from time to time thereafter as Shares are acquired by Offeror, Offeror shall be entitled to designate such number of directors of the Corporation (“Offeror’s Designees”), rounded up to the next whole number, as is equal to the product of (i) the number of directors on the Board of Directors (after giving effect to any increase in the number of directors pursuant to this Section 1.4, and (ii) the percentage that the number of votes attached to Shares owned by Offeror bears to the aggregate number of votes attached to all of the Shares outstanding (taking into account the conversion of Class A Shares deposited under the Class A Offer upon Offeror taking up and paying for such shares).  The Corporation shall, upon request by Offeror, promptly take all commercially reasonable action necessary to so cause Offeror’s Designees to be elected to the Board of Directors, including without limitation (i) increasing the size of the Board of Directors or (ii) securing the resignation of one or more directors of the Corporation, commencing with those directors with the longest remaining terms of office, or both; provided, however, that the last director required to resign shall be an Independent Director, as defined in the NASDAQ Marketplace Rules, and the second and third last directors required to so resign shall be Ron Waxman and Barry Katsof.  At such time, the Corporation shall, if requested by Offeror, also take all action necessary to cause persons designated by Offeror to constitute at least the same percentage (with the exact number of persons, being rounded up to the next whole number) of the members of (i) each committee of the Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Corporation, and (iii) each committee (or similar body) of each such board. The provisions of this Section 1.4 are in addition to and not in limitation of any rights which Offeror, Parent or any of their affiliates may otherwise have as a holder or beneficial owner of Shares with respect to the election of directors or otherwise.

1.5          Compulsory and Subsequent Acquisition Transactions

If, within 120 days after the date of the Offers, the Class A Offer has been accepted by holders of not less than 90% of the outstanding Class A Shares, or the Common Share Offer has been accepted by holders of not less than 90% of the outstanding Common Shares, Offeror presently intends, to the extent possible, to acquire pursuant to Section 206 of the CBCA or the equivalent provision of other corporate legislation (a “Compulsory Acquisition Transaction”) the remainder of the Class A Shares and/or Common Shares, as the case may be, from those Stockholders who have not accepted the Offers. If such statutory right of acquisition is not available, Offeror may pursue other means of acquiring the remaining Shares not tendered to the Offers. The Corporation agrees with Offeror that, in the event the Minimum Condition is met and Offeror takes up and pays for Shares under the Offers, it will assist Offeror in any use by Offeror of Section 206 of the CBCA and will assist Offeror in connection with any proposed amalgamation, statutory arrangement, capital reorganization or other transaction of the Corporation and Offeror or an affiliate of Offeror (a “Subsequent Acquisition Transaction”) to acquire all of the remaining Shares, provided that the consideration offered in connection with the Subsequent Acquisition Transaction is of the same form offered under the Offers and at least equivalent in value to the Offer Consideration.  Without limitation, the Corporation shall take all action necessary in accordance with Securities Laws, Corporate Laws, the constituting documents of the Corporation, the rules and regulations of any organized market or exchange on which the stock of the Corporation is listed or quoted and any other regulatory authority having jurisdiction, to duly call, give notice of, convene and hold a meeting of its Stockholders as promptly as practicable to consider and vote upon the action proposed by Offeror.  In the event of such a meeting or meetings, the Corporation shall use all commercially reasonable efforts to mail to its Stockholders an Information Circular with respect to the meeting of the Corporation’s Stockholders.  The term “Information Circular” shall mean such proxy or other required management information circular or information statement, as the case may be, and all related materials at the time required to be mailed to the Stockholders and all amendments or supplements thereto, if any.  Offeror and the Corporation each shall use all commercially reasonable efforts to obtain and furnish the information required to be included in any Information Circular.  Offeror and the Corporation each agree to correct promptly any such information provided by it for use in any Information Circular if and to the extent that such information shall have become false or misleading in any material respect.

1.6          Certain Events

(a)                                  If, on or after the date of the Offers, the Corporation should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then Offeror may, in its sole discretion and without prejudice to any of its rights in this Agreement, make such adjustments as it deems appropriate to the purchase price or other terms of the Offers (including, without limitation, the type of securities offered to be purchased and the consideration payable therefore) to reflect such division, combination, reclassification, consolidation, conversion or other change.

(b)                                 If, on or after the date of the Offers, the Corporation should declare, make or pay any distribution (in respect of Shares accepted for purchase pursuant to the Offers) which is payable or distributable to the Stockholders on a record date which is prior to the date of transfer of such Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Corporation, then without prejudice to the Offeror’s rights under this Agreement (a) in the case of any cash dividend, distribution or payment in respect of the Shares that does not exceed the Offer Consideration of US$15.25 per Share, the cash consideration payable per Share pursuant to the Offers will be reduced by the amount of any such dividend, distribution or payment and (b) in the case of any cash dividend, distribution or payment in respect of the Shares that exceeds the Offer Consideration of US$15.25 per Share, or in the case of any other distribution, the whole of any such distribution will, pursuant to the terms of the Offers and the Letter of Transmittal, be received and held by the depositing Stockholder for the account of and for the benefit of Offeror and will be promptly remitted and transferred by the depositing Stockholder to the depositary for the Offers for the account of the Offeror, accompanied by appropriate documentation of transfer.  Pending such remittance, Offeror will be entitled to all rights and privileges as owner of any such distribution and may withhold the entire purchase price payable by Offeror pursuant to the Offers or deduct from the purchase price payable by Offeror pursuant to the Offers the amount or value of the distribution, as determined by Offeror in its sole discretion.

(c)                                  Offeror shall have the right to transfer to one or more affiliates of Offeror the right to purchase all or any portion of the Shares deposited pursuant to the Offers, but any such transfer shall not relieve Offeror or Parent of its obligations under the Offers and this Agreement and shall in no way prejudice the rights of persons depositing Shares to receive payment for Shares validly deposited and accepted for payment pursuant to the Offers.

1.7          Performance of Offeror

Parent shall cause the Offeror (and any assignee of Offeror pursuant to Section 7.2) to duly and punctually perform each and every obligation of Offeror arising under this Agreement, including, without limitation, the making of the Offers, subject to the terms and conditions specified in this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties of the Corporation

The Corporation represents and warrants to Offeror and Parent as to those matters set forth in Section 1.1(j) and Schedule C, and acknowledges that each of Offeror and Parent are relying upon such representations and warranties in connection with the entering into of this Agreement.

2.2          Representations and Warranties of Offeror and Parent

Offeror and Parent jointly and severally (solidarily) represent and warrant to the Corporation as to those matters set forth in Schedule D, and acknowledge that the Corporation is relying upon such representations and warranties in connection with the entering into of this Agreement.

2.3          Survival of Representations, Warranties and Covenants

No investigation by or on behalf of Parent and Offeror, on the one hand, or the Corporation, on the other hand, shall mitigate, diminish or affect the representations and warranties made by the other or others.  The representations, warranties and covenants of the Corporation, Parent and Offeror contained in this Agreement shall, except as provided in Section 6.3, not survive the taking up of and payment for the Shares under the Offers; provided that the covenants in this Agreement that are not capable of being fully performed until after such time shall survive until performed.

ARTICLE 3
IMPLEMENTATION

3.1          General

Each of Offeror and the Corporation shall, and shall cause its respective Subsidiaries to, use all commercially reasonable efforts to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to permit the acquisition of the Shares pursuant to the Offers (and, if necessary, pursuant to a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction) in accordance with this Agreement, the Securities Laws and Corporate Laws, and to co-operate with each other in connection therewith, including using all commercially reasonable efforts to:

(a)                                  provide notice to, and obtain all necessary waivers, consents and approvals or releases from, other parties to agreements, understandings or other documents to which it is a party or by which it or its properties is bound or affected (including, without limitation, loan agreements, leases, pledges, guarantees and security), the failure of which to obtain: (i) would reasonably be expected to prevent the acquisition by Offeror of all of the Shares; or (ii) would, in connection with the completion of the Offers, reasonably be expected to have a Material Adverse Effect;

(b)                                 oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affect Offeror’s ability to consummate the Offers;

(c)                                  effect or cause to be effected all necessary registrations and filings and submissions of information requested of it by Governmental Entities, the failure of which to perform:  (i) would reasonably be expected to prevent the acquisition by Offeror of all of the Shares, (ii) would, in connection with the completion of the Offers, reasonably be expected to have a Material Adverse Effect or (iii) would reasonably be expected to impose any civil or criminal penalties, fines or sanctions; and

(d)                                 obtain, prior to the expiry of the Offers, all licences, consents, approvals, authorizations and orders of Governmental Entities and other persons where the failure of which to obtain: (i) would reasonably be expected to prevent the acquisition by Offeror of all of the Shares; or (ii) would, in connection with the completion of the Offers, reasonably be expected to have a Material Adverse Effect, including those set out in the Corporation’s Disclosure Statement;

provided that in the process, no loan agreement or arrangement for borrowed money shall be repaid in an amount that, individually or in the aggregate, would reasonably be expected to be material to the Corporation and its Subsidiaries, taken as a whole, and no Material Contract shall be amended to materially increase the amount payable thereunder or otherwise be materially more burdensome to the Corporation and its Subsidiaries, taken as a whole, without the prior written approval of Offeror, which shall not be unreasonably withheld.

3.2          Registrar and Transfer Agent

At Offeror’s election, the Corporation shall permit its registrar and transfer agent to act as the depositary in connection with the Offers, and hereby acknowledges that Offeror shall have the right to engage the services of a person other than the Corporation’s current  registrar and transfer agent to act as the depositary in connection with the Offers. At the request of Offeror, the Corporation shall from time to time request that its registrar and transfer agent furnish Offeror with such additional information, including updated or additional lists of Stockholders, a list of participants in the book-based systems associated with nominee registered shareholders such as CDS & Co. and CEDE & Co., mailing labels and lists of securities positions and other assistance as Offeror may reasonably request in order to be able to communicate the Offers to the Stockholders and to such other persons as are entitled to receive the Offer Materials under Securities Laws and Corporate Laws.  All such deliveries shall be in printed form and, if available, in computer-readable form.

3.3          Business in the Ordinary Course

Prior to the Transition Date, unless Offeror or Parent shall otherwise agree in writing or except as otherwise expressly contemplated or permitted by this Agreement:

(a)                                  the Corporation shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain its and their respective facilities in, the ordinary and regular course of business, consistent with past practice and in compliance with applicable laws;

(b)                                 the Corporation shall not, and shall cause each of its Subsidiaries not to, do or permit to occur any of the following (directly or indirectly):

(i)                                     issue, grant, sell, hypothecate, pledge, lease, dispose of, encumber or agree to issue, grant, sell, hypothecate, pledge, lease, dispose of or encumber:

(i)                                     any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares or other securities of the Corporation or any of its Subsidiaries, other than pursuant to the exercise in accordance with this Agreement of Options disclosed in the Corporation’s Disclosure Statement; or

(ii)                                  any assets except in the ordinary and regular course of business consistent in type and amount with past practice;

(ii)                                  amend or propose to amend the constituting documents or by-laws of the Corporation or any of its Subsidiaries;

(iii)                               declare, set aside or pay any dividend or other distribution (in cash, securities or other property or otherwise) in respect of the Shares;

(iv)                              redeem, purchase or offer to purchase any Shares or other securities of the Corporation or any shares or other securities of its Subsidiaries (other than as contemplated under Section 1.2);

(v)                                 reduce the stated capital of the Corporation or its Subsidiaries;

(vi)                              reorganize, amalgamate, or merge the Corporation or any of its Subsidiaries with any other person or acquire or agree to acquire (by way of any of such transactions or any acquisition of stock or assets or otherwise) any person, property or assets or make any investment either by way of purchase of shares or securities or contribution of capital (other than to wholly owned Subsidiaries) or otherwise, other than the acquisition of inventory or other property or assets (subject to the limitation in (vii) below) in the ordinary and regular course of business, consistent with past practice;

(vii)                           make, or commit to make, any capital expenditures that, in the aggregate, exceed $100,000, except in the case of capital expenditures on ATMs required under customer contracts in the ordinary course of business consistent with past practice as described in the Corporation’s Disclosure Statement up to an aggregate maximum of $1,500,000;

(viii)                        incur, or commit to incur, any indebtedness for borrowed money, or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary and regular course of business, consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make any loans or advances, except in the ordinary and regular course of business, consistent with past practice;

(ix)                                undertake any reorganization of its capital or corporate structure (including any split or consolidation of any shares);

(x)                                   adopt a plan of liquidation or any resolution providing for the liquidation or dissolution of the Corporation or any of its Subsidiaries;

(xi)                                pay, discharge or satisfy any material claims, liabilities or obligations other than (A) the payment, discharge or satisfaction, in the ordinary and regular course of business, consistent with past practice, of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary and regular course of business, consistent with past practice and (B) the payment, discharge or satisfaction of the fees and expenses payable by the Corporation to its legal counsel, Financial Advisor, Accountant, printers and other service providers in connection with the Offers or this Agreement, including the fees and expenses payable to the members of the Special Committee of the Board of Directors formed to consider the transactions contemplated by this Agreement and to the legal and financial advisors of such committee;

(xii)                             (I) enter into, amend or terminate any contracts, licences, leases, agreements, commitments, entitlements or engagements described in clauses (i), (ii), and (xi) of paragraph (cc) of Schedule C (the “Subject Contracts”) except for the entering into of: (A) customer contracts that do not include any restrictions on assignment, change of control or similar provisions, or if any such agreement so provides it is terminable upon not more than 90 days notice without payment or penalty, (B) licenses of Technology from third parties which are either royalty free or are customary implied licenses in the ordinary course of business, (C) licenses by the Corporation or its Subsidiaries to customers, and in each of the cases of (A), B), and (C), only in the ordinary and regular course of business consistent with past practice, (D) Subject Contracts permitted under paragraph (vii) of this Section 3.3(b), (E) a licence for the software management system for the ATM business involving an aggregate one time fee of $50,000; (F) supply agreements to the extent necessary to fulfil obligations of customer contracts specified in (A) above;  and (G) such other Subject Contracts to which Offeror shall have consented after notice from the Corporation, which consent shall not be unreasonably withheld or delayed; or (II) enter into, amend or terminate any Material Contracts of the type described in paragraph (cc) of Schedule C (other than Subject Contracts);

(xiii)                          enter into, amend or terminate any Material Contract, or waive, release or assign any material rights or claims, except in the ordinary and regular course of business consistent with past practice or as specifically set out in the Corporation’s Disclosure Statement;

(xiv)                         commence or settle any litigation, proceeding, claim, action, assessment or investigation involving the Corporation or any of its Subsidiaries, other than (A) commencement of claims for amounts not exceeding $50,000 in the ordinary and regular course of business, consistent with past practice that would not be expected to result in fees and costs exceeding $50,000, or (B) settlement of claims for amounts not exceeding $50,000 in the ordinary course of business and consistent with past practice for payment in cash and involving no other consideration or relinquishment of material rights or creation of additional material obligation or liability; notwithstanding the foregoing, the claim involving Frisco/ATMS set out in the Corporation’s Disclosure Statement may only be settled as regards the Corporation and its Subsidiaries for an amount of money not exceeding the amount of money held in escrow for the benefit of the Corporation in connection therewith, provided that the settlement involves the definitive and final settlement of all claims against the Corporation and its Subsidiaries in connection with such litigation, and the Corporation, its Subsidiaries and their directors, officers and employees obtain a comprehensive release satisfactory to Parent, acting reasonably, and the settlement otherwise complies with the requirements of this clause (B);

(xv)                            enter into any agreement, understanding or commitment that restrains, limits or impedes the Corporation’s ability to compete with or conduct any business or line of business;

(xvi)                         make any change to any accounting method, policy or principle used by the Corporation and its Subsidiaries, except as may be required by generally accepted accounting principles in Canada or in the United States; or

(xvii)                      waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, contract or other document, other than in the ordinary and regular course of business, consistent with past practice;

(c)                                  except as specifically set out in the Corporation’s Disclosure Statement or as expressly set forth herein, the Corporation shall not, and shall cause each of its Subsidiaries to not,

(i)                                     enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or take any action with respect to the granting of any bonuses, salary increases, severance or termination pay or with respect to any increase in benefits payable to any officers, directors or other employees, other than: (A) pursuant to agreements entered into before the date of this Agreement, as disclosed in the Corporation’s Disclosure Statement, (B) increases in base salary and bonuses in the ordinary course of business consistent with past practices, (C) payments of severance or termination amounts not in excess of that required under applicable law, or (D) as provided under paragraph (ii) below;

(ii)                                  take any action with respect to hiring (except that during the 90 day period following the date of this Agreement, the Corporation and its Subsidiaries may engage in replacement hiring of non-management personnel for existing positions in the ordinary course of business consistent with past practice on no more favourable terms than those received by the employees being replaced) and following such 90 day period, may engage in hiring in the ordinary course of business consistent with past practice; or

(iii)                               adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any Employee;

(d)                                 the Corporation shall not, and shall cause each of its Subsidiaries to not, knowingly take any action that would, or would reasonably be expected to, render any representation or warranty made by it in this Agreement untrue in any material respect as of the Expiry Time as if then made or cause any of the conditions set out in Schedule A or Schedule B which are within the control of the Corporation not to be satisfied;

(e)                                  the Corporation shall not, and shall cause each of its Subsidiaries to not, authorize or propose or enter into or modify any contract, agreement, commitment or arrangement to do anything they would be prevented from doing under this Section 3.3;

(f)                                    the Corporation shall use, and shall cause each of its Subsidiaries to use, all commercially reasonable efforts to preserve intact their respective business organizations, assets and goodwill, to maintain their real (immovable) property interests in good standing, to keep available the services of their respective officers and Employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom they have business relationships;

(g)                                 the Corporation shall use all commercially reasonable efforts to cause the current insurance (or re-insurance) policies of it and its Subsidiaries now in effect not to be cancelled or terminated or any other coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of recognized standing in Canada or the United States providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(h)                                 the Corporation shall and shall cause each of its Subsidiaries to: (i) duly and timely make, prepare and file all Tax Returns required to be made, prepared or filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct; (ii) timely withhold, collect, remit and pay all Taxes which are required to be withheld, collected, remitted or paid by it; (iii) not make or rescind any express or deemed election relating to Taxes; (iv) not make a request for a Tax ruling or enter into any material agreement with any taxing authorities; (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for Tax purposes from those employed in the preparation of its most recently filed Tax Returns, except as may be required by applicable law; and (vii) promptly inform Offeror as to any material communication in respect of Taxes received by it after the date hereof from any Governmental Entity.

(i)                                     the Corporation shall deliver to the Offeror no later than two Business Days prior to the Expiry Time a list and description of all Subject Contacts entered into in accordance with Section 3.3 (b)(xii).

3.4          Access to Information

Upon request made to an executive officer of the Corporation, the Corporation shall, and shall cause its Subsidiaries and the officers, directors, employees and agents of the Corporation and its Subsidiaries to, afford to Parent, Offeror and their representatives and their officers, employees and agents access, as reasonably requested, during normal business hours and using reasonable efforts to minimize interference with normal business operations, to their respective businesses, properties, assets, officers, employees, agents, books and records (including without limitation all financial, operating, personnel, compensation, tax and other data and information as Parent or Offeror through their respective officers, employees or agents, may request), subject, however, to such access complying with the terms of existing agreements.  In the event of the termination of this Agreement without the Offers being completed, such information will remain subject to the  confidentiality agreement entered into between Parent and the Corporation on October 14, 2003 (the “Confidentiality Agreement”).

3.5          Notifications by the Corporation

Subject to compliance with its obligations under Securities Laws and Corporate Laws, during the period from the date of this Agreement to the Transition Date, the Corporation shall promptly notify Offeror in writing upon the Corporation or any of its directors, officers or senior management becoming aware of any:

(a)                                  event or occurrence that is reasonably expected to result in a Material Adverse Effect;

(b)                                 act, action, suit or proceeding threatened in writing or taken before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to Offeror of the Shares or the right of Offeror to own or exercise full rights of ownership of the Shares or to own or operate the Corporation or any of its Subsidiaries or the ability of Offeror to complete a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction or which, if the Offers were consummated, would have a Material Adverse Effect;

(c)                                  occurrence or failure to occur of any event, which occurrence or failure causes, or would reasonably be expected to cause, any representation or warranty made by the Corporation in this Agreement to be untrue or inaccurate in any material respect at the Expiry Time as if then made, or cause any of the conditions set out in Schedule A or Schedule B which are within the control of the Corporation not to be satisfied; and

(d)                                 failure of the Corporation to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

3.6          Directors’ and Officers’ Indemnities and Insurance

Offeror agrees that from and after the Transition Date until six years after such date, it will cause the Corporation or any successor person to the Corporation to:

(a)                                  not amend or modify the provisions with respect to indemnification by the Corporation set forth in the constituting documents and by-laws of the Corporation, in indemnity agreements and elsewhere as in effect on the date of this Agreement (true, correct and complete copies of which have been provided to Offeror) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Transition Date were directors or officers of the Corporation (“Former Directors and Officers”) in respect of actions or omissions occurring at or prior to the Transition Date, unless such modification is required by law; and

(b)                                 maintain the Corporation’s current directors’ and officers’ insurance policy (a true, correct and complete copy of which has been provided to Offeror) or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of the Corporation than those contained in such policy, for all Former Directors and Officers, covering claims made prior to, on or within six years after the Transition Date and in respect of acts or omissions occurring at or prior to the Transition Date. The Corporation agrees to hold the covenants of Offeror in this Section 3.6 as trustee in trust for the benefit of the current directors and officers of the Corporation.

3.7          Additional Covenants of Parent and Offeror

(a)                                  Parent and Offeror shall not take any action that would, or would reasonably be expected to, render any representation or warranty made by them in this Agreement untrue at any time prior to the Transition Date if then made or cause any of the covenants of Parent or Offeror not to be satisfied.

(b)                                 Subject to compliance with its obligations under Securities Laws and Corporate Laws, during the period from the date of this Agreement to the Transition Date, Offeror shall promptly notify the Corporation in writing upon the Offeror or Parent, or their respective directors, officers or senior management becoming aware of any:

(i)                                     act, action, suit or proceeding threatened in writing or taken before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to Offeror of the Shares or the right of Offeror to own or exercise full rights of ownership of the Shares or to own or operate the Corporation or any of its Subsidiaries or the ability of Offeror to complete a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction or which, if the Offers were consummated, would have a Material Adverse Effect;

(ii)                                  occurrence or failure to occur of any event, which occurrence or failure causes, or could reasonably be expected to cause, any representation or warranty made by Offeror or Parent in this Agreement to be untrue or inaccurate at any time prior to the Transition Date or cause any of the conditions set out in Schedule A or Schedule B which are within the control of Offeror not to be satisfied; and

(iii)                               failure of Offeror or Parent, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE 4
OTHER ACQUISITION PROPOSALS

4.1          No Adverse Acts

Except as expressly permitted by this Agreement, none of the Corporation and its Subsidiaries, nor Parent or Offeror, shall, directly or indirectly, through any officer, director, employee, advisor, representative, investment banker, agent or otherwise, initiate any act that may in any way adversely affect, or reduce the likelihood of, the successful completion of the Offers.

4.2          Non-Solicitation

Without limiting the generality of Section 4.1:

(a)                                  the Corporation and its Subsidiaries shall immediately cease and cause to be terminated any discussions or negotiations (directly or indirectly, through any officer, director, Employee, advisor, representative, investment banker, agent or otherwise) with any person (other than Parent and Offeror) with respect to, any liquidation, dissolution, merger, amalgamation, reorganization, recapitalization, take-over bid, sale of all or substantially all of the assets or enterprise, sale of any equity interest (including any Shares but excluding discussions and negotiations with existing holders of Options or SARs relating to the surrender or exercise thereof in conformity with this Agreement) or similar transactions involving the Corporation or any of its Subsidiaries (any of the foregoing discussions or negotiations or any inquiries or proposals relating thereto being referred to herein as an “Acquisition Proposal”) or potential Acquisition Proposal;

(b)                                 the Corporation shall not waive or vary any terms or conditions of any confidentiality agreements that it entered into with any persons that were considering Acquisition Proposals (nor, to the extent applicable under such agreements, shall it authorize or permit any person to make an Acquisition Proposal) and shall forthwith request the return (or the deletion from retrieval systems and data bases or the destruction) of all confidential information as contemplated by those confidentiality agreements and shall use all reasonable efforts to ensure that such requests are honoured; and

(c)                                  except as permitted by this Agreement, none of the Corporation or its Subsidiaries shall (directly or indirectly, through any officer, director, Employee, advisor, representative, investment banker, agent or otherwise) make, solicit, initiate or encourage inquiries or submission of proposals or offers, or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or enter into any agreement or understanding concerning, or otherwise co-operate in any way with, or assist or participate in any Acquisition Proposal, or facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing.

4.3          Bona Fide Acquisition Proposals

(a)                                  Notwithstanding the provisions of Section 4.1 and 4.2, but subject to compliance with this Section 4.3 and ARTICLE 5, nothing shall prevent the Board of Directors and the Corporation from responding to, participating in any discussions or negotiations with respect to, or providing information pursuant to Section 4.3(d), (including through any officer or authorized representative) in connection with any unsolicited bona fide written Acquisition Proposal by a third party after the date hereof (and that was not solicited after such date in contravention of this ARTICLE 4) which Acquisition Proposal the Board of Directors has determined, acting in good faith (after consultation with its legal and financial advisors and considering any information provided pursuant to Section 4.3(c)), (i) is reasonably likely to be completed in a timely manner, taking into account all legal, financial and regulatory and other aspects of such proposal, is an Acquisition Proposal for which adequate financing arrangements are or will likely be available, and (ii) would, if consummated in accordance with its terms (but without disregarding any uncertainty of completion), result in a transaction more favourable to Stockholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a “Superior Proposal”), and the Board of Directors further concludes, in its reasonable belief, that such action is required in order to discharge properly its fiduciary duties.  Nothing contained in this Agreement will prohibit the Board of Directors from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(b)                                 Forthwith after the receipt by any of the directors, senior officers or advisors of the Corporation of any Acquisition Proposal or any request for non-public information relating to the Corporation or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of the Corporation or any of its Subsidiaries by any person or entity that informs any member of the Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal, the Corporation shall provide notice thereof to Offeror (which notice shall identify the person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received).  Such notice to Offeror shall be provided first orally and then promptly in writing and the Corporation shall keep Offeror informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal, including such other details of the proposal, inquiry or contact known to the Corporation as Offeror may reasonably request.

(c)                                  Notwithstanding the provisions of Section 4.1 and 4.2, in the event that the Board of Directors receives a written Acquisition Proposal which it determines, acting in good faith, does not contain sufficient information to allow it to make the determinations required under Section 4.3(a), the Board of Directors may request in writing clarification from the party making such Acquisition Proposal solely for the purpose of obtaining such information reasonably necessary for the Board of Directors to determine whether such Acquisition Proposition constitutes a Superior Proposal, but without entering into any negotiations with or providing any non-public information to such party. The Corporation shall forthwith provide copies of any such requests to Parent as well as copies of any responses thereto.

(d)                                 If the Corporation or its advisors receives a request for material non-public information from a party who has made a bona fide Acquisition Proposal and the Board of Directors determines, in the manner contemplated by Section 4.3(a), that such Acquisition Proposal is reasonably likely to be completed in a timely manner, taking into account all legal, financial, regulatory and other aspects of such proposal, and would, if consummated in accordance with its terms (but without disregarding any uncertainty of completion), result in a Superior Proposal, then, subject to compliance with the provisions of ARTICLE 5, and only in such case, the Corporation may provide such party with access to information regarding the Corporation, subject to the execution by such party of a confidentiality and standstill agreement which is no less favourable to the Corporation than the Confidentiality Agreement; provided that the Corporation sends a copy of any such confidentiality and standstill agreement to Parent promptly upon its execution and Parent is provided with a list of or copies of the information provided to such persons and immediately provided with access to similar information to which such person was provided.

4.4          Representatives

The Corporation shall ensure that its officers, directors, Employees, advisors, any investment bankers or other agents, advisors or representatives that they have retained are aware of the provisions of this Agreement and the Corporation shall be responsible for any breach of this Article 4 and/or Section 5.1 by such directors, officers, Employees, investment bankers, advisors, agents or representatives.

ARTICLE 5
SUPERIOR PROPOSAL

5.1          Proposed Agreement

Notwithstanding any other provision of this Agreement, the Corporation shall not (i) except for requests for additional information permitted under Section 4.3(c), respond to, participate in any discussions or negotiations with respect to, or provide information pursuant to Section 4.3(d) in connection with any Acquisition Proposal, (ii) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Offeror, the approval of this Agreement or the transactions contemplated hereby or the recommendations referred to in Section 1.1(j) in connection with an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) enter into any letter of intent, agreement in principle, acquisition agreement, support agreement or other similar agreement related to any Acquisition Proposal (each, a “Proposed Agreement”), unless, in each case, the Acquisition Proposal is a Superior Proposal and a period of at least five Business Days has elapsed following the delivery to the Offeror of written notice of the determination by the Board of Directors pursuant to Section 4.3(a) that the Acquisition Proposal constitutes a Superior Proposal, along with a copy of the Acquisition Proposal, request for non-public information pursuant to Section 4.3(b), and/or Proposed Agreement, as the case may be.  During such five Business Day period, the Corporation shall provide the Offeror with such information as may reasonably be required by the Offeror to make such adjustments in the terms and conditions of the Offers as would allow Offeror to proceed with the Offers on such adjusted terms and the Corporation will engage with the Offeror in good faith negotiations relating thereto.  The Corporation acknowledges and agrees that the Offeror shall have the opportunity but not the obligation to offer to so amend the terms of this Agreement and the Offers.  Within two Business Days following the end of such five Business Day period, the Board of Directors shall review any offer by Offeror to amend the terms of this Agreement and the Offers to determine, acting in good faith and in accordance with its fiduciary duties, whether Offeror’s amended Offers would be at least as favourable to Stockholders as the Acquisition Proposal provided for in the Proposed Agreement.  If the Board of Directors so determines, the Corporation will enter into an amended agreement with Offeror reflecting the amended Offers.  If the Board of Directors continues to believe, acting in good faith and in accordance with its fiduciary duties, that the Acquisition Proposal continues to be a Superior Proposal and therefore rejects the amended Offers, then the Corporation and the Board of Directors, as the case may be, shall be entitled to proceed with the applicable action set out in (i), (ii), (iii) or (iv) above, provided, however, that it has determined, in its reasonable belief, that such action is required in order to discharge properly its fiduciary duties and the amount of any payment required to be paid by the Corporation pursuant to Section 5.2 as a result of such action shall have first been paid in full.  If Offeror does not offer to increase the consideration under this Agreement or otherwise amend this Agreement and the Offers within such five Business Day period, the Corporation and the Board of Directors, as the case may be, will be entitled to proceed, with the applicable action set out in (i), (ii), (iii) or (iv) above if, in the opinion of the Board of Directors, acting in good faith, the failure to do so would be inconsistent with the discharge of their fiduciary duties under applicable law, provided that the amount of any payment required to be paid by the Corporation pursuant to Section 5.2 as a result of such action shall have first been paid in full.  The Corporation acknowledges and agrees that each successive material modification of any Acquisition Proposal, request for non-public information, or Proposed Agreement shall constitute a new Acquisition Proposal for purposes of the requirements of this Section 5.1, initiating an additional five Business Day notice period.

5.2          Break Fee Provision

If:

(a)                                  Offeror does not make or withdraws the Offers or elects not to take up and pay for any Shares deposited under the Offers, or this Agreement is terminated by Offeror, as a result of any one of the following (each, a “Triggering Event”):

(i)                                     prior to the Transition Date, the Board of Directors withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Offeror, the approval of this Agreement or the transactions contemplated hereby or the recommendations referred to in Section 1.1(j) or resolves to do so or recommends or proposes publicly to recommend that Stockholders vote in favour of another transaction; or

(ii)                                  prior to the Transition Date, the Board of Directors shall have failed to reaffirm by press release within two Business Days its recommendation to Stockholders that they tender to the Offers (or, if the Offers are scheduled to expire within such two Business Days, prior to the scheduled expiry of the Offers) after the public announcement or commencement of any Acquisition Proposal; or

(iii)                               the Board of Directors recommends or approves or proposes publicly to approve or recommend any Acquisition Proposal; or

(iv)                              the Corporation enters into a Proposed Agreement; or

(v)                                 the Corporation breaches in any material respect the provisions of Section 4.2, 4.3 or 5.1; or

(vi)                              an Acquisition Proposal shall have been made and (A) taking into account any revised proposal made by Offeror since receipt of a notice from the Corporation of the existence of a Superior Proposal in accordance with this Agreement, such Superior Proposal remains a Superior Proposal, or (B) Offeror determines not to make a revised proposal as contemplated in Section 5.1 following receipt of a notice from the Corporation of the existence of a Superior Proposal.

(b)                                 the Corporation shall have given notice of termination under Section 6.1(c)(v); or

(c)                                  an Acquisition Proposal is publicly announced, proposed, offered or made to the Stockholders or to the Corporation prior to the Expiry Time, the Offers have expired and have not been consummated by reason of the Minimum Condition not being satisfied and an Acquisition Proposal, with or without amendment, is thereafter completed within 12 months of the termination of this Agreement, the Corporation shall forthwith after such event pay to Offeror, by way of certified cheque or wire transfer of immediately available funds, an amount equal to US$916,568.00 being 2% of the amount on the date hereof that would be paid by Offeror to acquire all of the Shares pursuant to the completion of the Offers (the “Break Fee”).  For greater certainty, the Corporation shall not be obligated to make more than one payment under this Section 5.2 if one or more of the events specified therein occurs. Upon receipt of the Break Fee payable to Offeror pursuant to the provisions of this Section 5.2, if this Agreement has not already been terminated, the Offeror shall be required to terminate this Agreement forthwith pursuant to Section 6.1.  Notwithstanding the foregoing, unless the Corporation otherwise has the right to terminate this Agreement under Section 6.1(c), (g) or (h), the Offeror shall have the option not to accept the Break Fee and return it to the Corporation, in which case Offeror shall not be obligated to terminate this Agreement which shall continue in full force and effect.

ARTICLE 6
TERMINATION AND AMENDMENT OF AGREEMENT

6.1          Termination

The provisions of this Agreement may be terminated at any time:

(a)                                  by agreement in writing executed by Parent, Offeror and the Corporation;

(b)                                 by Parent or Offeror (i) at the time Offeror is required to mail the Offers, if the conditions provided in Schedule B have not been satisfied and have not been waived by Offeror (except where the failure of such conditions to be satisfied has resulted primarily from the breach by Parent or Offeror of this Agreement); or (ii) at any time, (A) if the Corporation shall not have observed and performed its covenants in this Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Corporation at or prior to such time, or (B) if any of the representations and warranties of the Corporation contained in this Agreement shall have been, at the time this Agreement was entered into or at any time thereafter, untrue or incorrect, except in the case of this clause (B) as would not have a Material Adverse Effect or to have a material and adverse effect on the completion of the Offers; provided that in the case of (i) where the conditions not met are those set out in paragraphs (b), (h) or (i) of Schedule B or in the case of (ii), a period of 10 days shall have elapsed from the date Offeror shall have delivered written notice to the Corporation of such failure of the condition to be satisfied or of the Corporation to observe or perform such covenants or its breach of representation or warranty, as the case may be, and such failure of the condition or failure to observe or perform such covenants or of its breach of representation or warranty shall not have been cured by the Corporation by the close of business on the 10th day following such notice (the Offeror having extended the Offers, if necessary, to allow for such 10 day cure period to expire).

(c)                                  by the Corporation,

(i)                                     if Offeror has not mailed the Offer Documents to Stockholders within the time contemplated in Section 1.1(d) (other than primarily as a result of any act of the Corporation or breach by the Corporation of any of its obligations hereunder or because any of the conditions to mailing the Offers in Schedule B (other than condition (d) thereof) were not satisfied or waived);

(ii)                                  if the Offeror has not mailed the Offer Documents to Stockholders by the close of business on March 30, 2004 (other than primarily as a result of any act of the Corporation or breach by the Corporation of any of its obligations hereunder);

(iii)                               at any time, (A) if either of Parent or Offeror shall not have observed and performed its covenants in the Agreement in all material respects to the extent that such covenants were to have been observed or performed by it at or prior to such time, or (B) if any of the representations and warranties of either of Parent or Offeror contained in this Agreement shall have been, at the time this Agreement was entered into or at any time thereafter, untrue or incorrect, except in the case of this clause (B) as would not reasonably be expected to have a material and adverse effect on the completion of the Offers, provided that in the case of (A) and (B), a period of 10 days shall have elapsed from the date the Corporation shall have delivered written notice to Parent and Offeror of such failure to observe or perform such covenants or of its breach of representation or warranty, as the case may be, and such failure to observe or perform such covenants or breach of representation or warranty shall have not been cured by Parent or Offeror, as the case may be, by the close of business on the 10th day following such notice;

(iv)                              if Shares validly deposited under law and not withdrawn from the Offers have not been taken up and paid for prior to the close of business on the 90th day following the later of mailing of the Offer Documents to Stockholders and mailing of the last amendment to the Circular (other than an amendment consisting of an extension or condition waiver), unless the failure of Offeror to take up and pay for the Shares arises primarily as a result of the breach by the Corporation of any covenant or obligation under this Agreement or as a result of any representation or warranty of the Corporation in this Agreement being untrue or incorrect; and provided, for certainty, that if Offeror’s take up and payment for Shares deposited under the Offers is delayed by (A) an injunction or order made by a court or regulatory authority of competent jurisdiction or (B) Offeror or the Corporation not having obtained any regulatory waiver, consent or approval which is necessary to permit Offeror to take up and pay for Shares deposited under the Offers, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Corporation pursuant to this clause 6.1(c)(iv) until the earlier of (x) 150 days after the Offers are commenced and (y) the fifth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; provided, however, that the time periods set out in this Section 6.1(c)(iv) shall be extended by the duration of the relevant Cure Period(s) specified in Section 1.1(b) in the event of any extension of the Offers pursuant to Section 1.1(b);

(v)                                 (A) the Board of Directors has received a Superior Proposal, (B) the Corporation has notified Offeror in writing of the existence of a Superior Proposal in accordance with this Agreement, (C) following receipt by Offeror of the notice referred to in Section 5.1 and a copy of the Superior Proposal, a period of at least five Business Days has elapsed, (D) taking into account any revised proposal made by Offeror pursuant to Section 5.1, such Superior Proposal remains a Superior Proposal, and (E) the Corporation has tendered payment of the Break Fee payable pursuant to Section 5.2(b) to Offeror or its designee; or

(vi)                              if the Offers expire or are withdrawn (except where such expiry or withdrawal has resulted primarily from a breach by the Corporation of its obligations hereunder), provided that any Break Fee payable pursuant to Section 5.2 has been paid to the Offeror or its designee;

(d)                                 by Parent or Offeror if the Minimum Condition is not satisfied or waived or any other condition of the Offers is not satisfied or waived at the Expiry Time (except where the failure of such conditions to be satisfied has resulted primarily from a breach by the Parent or Offeror of its obligations hereunder) and Offeror has not elected to waive such condition or extend the Offers, provided that (i) if Parent or Offeror is terminating this Agreement on account of the failure of the Banking Restriction Condition to have been satisfied, the Expiry Time shall have been extended pursuant to Section 1.1(b) and the Banking Restriction Condition shall not, at the close of business on the 10th day following such Expiry Time, have been satisfied, or (ii) if Parent or Offeror is terminating this Agreement on account of the failure of the MAE Condition and/or Default Condition to have been satisfied, the Expiry Time shall have been extended pursuant to Section 1.1(b) and a period of 10 days shall have elapsed from the date the Offeror shall have delivered written notice to the Corporation of the Material Adverse Effect, and/or such failure to observe or perform the covenants or breach of representation or warranty (as the case may be) and such Material Adverse Effect, failure and/or breach, shall not have been cured by the Corporation by the close of business on the 10th day following such notice;

(e)                                  by Parent or Offeror if any Triggering Event shall have occurred;

(f)                                    by Parent or Offeror if there shall have occurred any Material Adverse Effect; provided that a period of 10 days shall have elapsed from the date the Offeror shall have delivered written notice to the Corporation of the Material Adverse Effect, and such Material Adverse Effect shall not have been cured by the close of business on the 10th day following such notice (the Offeror having extended the Offers, if necessary, to allow for such 10 day cure period to expire);

(g)                                 by Parent, Offeror or the Corporation if a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Offers and such order, decree, ruling or other action shall have become final and non-appealable (provided that the party seeking termination has used commercially reasonable efforts to oppose, lift or rescind any such order, decree, ruling or other action); or

(h)                                 by Parent, Offeror or the Corporation if any law comes into force that has the effect of permanently enjoining or otherwise prohibiting the consummation of the Offers.

For greater certainty, each paragraph and subparagraph of this Section 6.1 is independent of and in addition to each other section and subsection of this Section 6.1, and may be asserted irrespective of whether any other such section or subsection may be asserted in connection with any particular event, occurrence or state of facts or otherwise.

6.2          Amendment

This Agreement may be amended only by written agreement of the parties hereto.  Without limiting the generality of the foregoing, any such amendment may:

(a)                                  change the time for performance of any of the obligations or acts of the parties;

(b)                                 waive in writing any inaccuracies or modify any representation contained herein or any document to be delivered pursuant hereto; or

(c)                                  waive in writing compliance with or modify any of the covenants herein contained or waive in writing or modify performance of any of the obligations of the parties.

6.3          Effect of Termination

Notwithstanding anything contained herein, if this Agreement is terminated as provided in Section 6.1, this Agreement shall be of no further force or effect and there shall be no liability or further obligation on the part of any party hereto with respect to any other party hereto, except for liabilities and obligations arising from (a) Sections 5.2, 6.3 and 7.4 (which sections shall survive the termination of this Agreement), or (b) fraud, wilful breach, or intentional or gross fault, or (c) any breach by Offeror or Parent of any representation, warranty or covenant contained in this Agreement (which breach shall survive the termination of this Agreement) or (d) the obligation to pay the amounts specified in Section 6.4 in circumstances contemplated thereby, or (e) the ability of any of the Corporation, Parent or Offeror to seek specific performance of this Agreement or any provision herein contained.

6.4          Damage Payment

In the event that this Agreement is terminated pursuant to Section 6.1(b)(ii), the Corporation shall pay Offeror an amount equal to US$1,374,852.00 being 3% of the amount on the date hereof that would be paid by Offeror to acquire all of the Shares pursuant to the completion of the Offers.

6.5          No Duplication of Payments

Notwithstanding anything contained herein, (i) if a payment is made pursuant to Section 5.2, no further payment shall be required to be made pursuant to Section 6.4, and if a payment has been made pursuant to Section 6.4, no further payment shall be required to be made pursuant to Section 5.2; (ii) if the payment provided for in either of Section 5.2 or Section 6.4 is paid, such payment constitutes the sole and exclusive remedy and recourse of Offeror and Parent with respect to the non-completion of the Offer, except in the case of wilful breach, intentional or gross fault by the Corporation; (iii) if a payment is made pursuant to Section 5.2 or Section 6.4, neither Offeror nor Parent shall be entitled to seek specific performance of this Agreement or any provision contained herein, except in the case of a wilful breach, intentional or gross fault by the Corporation.

ARTICLE 7
GENERAL

7.1          Confidentiality And Public Disclosure

Public disclosure of this Agreement, its terms and conditions and the transactions that it contemplates shall be made only:

(a)                                  with the approval of each of the parties, which approval shall not be withheld or delayed unreasonably, and may be given on behalf of a party by its counsel;

(b)                                 as required by Securities Laws, Corporate Laws, any Governmental Entity or the rules of any securities exchange or organized market on which the disclosing party’s stock is traded; or

(c)                                  as may be necessary to implement the Offers.

Each of the parties shall consult with the other as to the timing and wording of press releases and other disclosure of or relating to the Offers. Each of Offeror and the Corporation, promptly after the entering into of this Agreement, shall issue a press release announcing the entering into of this Agreement and, in the case of Offeror, its intention to make the Offers, which press release shall, in each case, be satisfactory in form and substance to the other party acting reasonably.  Notwithstanding the foregoing, the parties shall be entitled to describe this Agreement and provide copies thereof to their respective boards of directors and to those employees, bankers and professional advisors that need to know details about this Agreement in order for the parties to perform their covenants or satisfy the conditions set out in this Agreement. Notwithstanding the foregoing, each of the parties (and each employee, representative or other agent of a party) may disclose to any and all persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the transactions that this Agreement contemplates and all materials of any kind (including opinions and other tax analyses) that are provided to a party relating to such tax treatment and tax structure.  This authorization is not intended to permit disclosure of the identity of the parties or any information the disclosure of which would be contrary to any securities law.

7.2          Assignment

This Agreement (a) is not intended to confer upon any other person any rights or remedies hereunder (except for Section 3.6, which is intended to be for the benefit of the persons covered thereby) and (b) shall not be assigned by operation of law or otherwise, except that Offeror may assign all or any portion of its rights under this Agreement to any affiliate of Offeror, but no such assignment shall relieve Offeror or Parent of its obligations hereunder.

7.3          Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

7.4          Responsibility for Expenses

Except for any amounts payable pursuant to Section 5.2 or 6.4, each party to this Agreement shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby, it being expressly acknowledged by Offeror that such expenses may affect the financial condition of the Corporation following the completion of the transactions contemplated hereby.  Offeror and the Corporation represent and warrant to each other that, with the exception of UBS Investment Bank, for whose fees and expenses Offeror shall be solely liable, and USBX Advisory Services, LLC, the legal and accounting advisers of the Corporation and certain key employees or directors of the Corporation, all of whom are specified in the Corporation’s Disclosure Statement, for whose fees and expenses the Corporation shall be solely liable, no securityholder, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offers or any similar transaction based upon arrangements made by or on behalf of Offeror or the Corporation, as the case may be.  The Corporation has provided to Parent a true and complete copy of all agreements between USBX Advisory Services, LLC, on the one hand, and the Corporation and/or any of its Subsidiaries and affiliates, on the other hand, relating to the engagement of such financial advisor. After the date hereof, the Corporation shall not amend its agreement with USBX Advisory Services, LLC in any manner which would cause or take any action, except for the consummation of the transactions contemplated hereby, which would result in the fees or other amounts owing or payable to USBX Advisory Services, LLC to be increased.

7.5          Non-Solicitation

In the event of Termination of this Agreement, the Parent agrees that it shall continue to comply with its non-solicitation obligations with respect to officers and management employees under the Confidentiality Agreement for a period of two years from the date of termination.

7.6          Corporation’s Disclosure Statement

Any disclosure or exception set out in the Corporation’s Disclosure Statement shall only constitute disclosure in respect of or an exception to the specific Sections, subsections or paragraphs to which such disclosure or exception expressly relates, and (other than paragraphs (h) and (m)(iv) of Schedule C, which shall require express reference) to such other Section, subsections or paragraphs to which the relevance of such disclosure or exception is reasonably apparent from such disclosure or exception, but without reading the contents of any documents referred to in such disclosure or exception unless specific contents are specifically referenced.

7.7          Time

Time shall be of the essence of this Agreement in each and every matter or thing herein provided and the mere lapse of time shall have the effect contemplated herein and by law.

7.8          Notices

Any notices or other communications required or permitted to be given hereunder (“Notice”) shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is confirmed):

(a)	in the case of Offeror and Parent, to the following address:

	The Stanley Works
	1000 Stanley Drive
	New Britain, Connecticut
	U.S.A. 06053

	Attention:	Corporate Secretary
	Fax:	860.827.3911

	with a copy to:

	Jones Day
	77 West Wacker
	Chicago, Illinois
	U.S.A., 60601-1692

	Attention:	Elizabeth Kitslaar
	Fax:	312.782.8585

	with a copy to:

	Osler, Hoskin & Harcourt LLP
	1000, de La Gauchetière West
	Montreal, Québec, H3B 4W5

	Attention:	E.A. (Ward) Sellers
	Fax:	514.904.8101

(b)	in the case of the Corporation, to the following address:

	Frisco Bay Industries Ltd.
	160 Graveline, St. Laurent
	(Montréal) Québec
	H4T 1R7

	Attention:	Barry Katsof and Ronald Waxman
	Fax:	514.735.7039

	with a copy to:

	Lapointe Rosenstein
	Bureau 1400, 1250 boul. Rene-Levesque Ouest
	Montreal, Québec, H3B 5E9

	Attention:	Howard Levine
	Fax:	514.925.5041

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section. Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day , on the next following Business Day ) unless actually received at the point of delivery after 5:00 p.m. (local time) in which case it shall be deemed to have been given and received on the next Business Day .

7.9          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec (excluding any rule or principle of conflict of laws which might refer such interpretation to the laws of another jurisdiction) and the federal laws of Canada applicable therein.  Each party hereto irrevocably submits to the non-exclusive jurisdiction of the Courts of the Province of Québec with respect to any matter arising hereunder or related hereto.

7.10        Injunctive Relief

Subject to Section 6.5, the parties agree that the remedy at law for any breach of the provisions of this Agreement will be inadequate and that the party that is not in breach, on any application to a court, shall be entitled to temporary and permanent injunctive relief, specific performance and any other equitable relief against the party or parties in breach of the provisions of this Agreement.

7.11        Currency

Except as expressly indicated otherwise, all references in this Agreement to sums of money are references to United States dollars.

7.12        Interpretation

(a)                                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections, Subsections, Articles and Schedules refer to sections, subsections, articles and schedules of this Agreement unless otherwise stated.  Unless the context otherwise requires, words used herein importing the singular include the plural and vice versa.

(b)                                 Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(c)                                  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(d)                                 In this Agreement, unless otherwise stated, references to the “the knowledge of” means the actual knowledge of Barry Katsof, Ronald Waxman, Robert Gagnon and Dominique Mimeault (collectively, the “Individuals”), after reasonable inquiry (which inquiry shall include, without limitation, enquiring with Robert Keil, Nicholas Zagayer, Karen Pugliese, Jean-Pierre Miroux and Clifford Richstone (collectively, the “Other Senior Management”), where such individuals may have relevant information.

(e)                                  If the date on which any action is required to be taken hereunder by a party is not a Business Day , such action shall be required to be taken on the next succeeding day which is a Business Day .

7.13        Entire Agreement

This Agreement, the Confidentiality Agreement and the documents referred to herein constitute the entire obligation of the parties with respect to the subject matter hereof and shall supersede any prior expression of intent or understandings with respect to the subject matter hereof and shall supersede any prior expression of intent or understandings with respect to the transactions contemplated hereby. The Corporation agrees in favor of Parent and Offeror that the standstill provisions of the Confidentiality Agreement are waived to the extent necessary to permit the entering into by the Offeror and Parent of the Support Agreement and the Lock-Up Agreement and the consummation of the transactions contemplated hereby and thereby.  For greater certainty, none of the parties makes any representation or warranty, whether legal, conventional, express, implied or otherwise, except as set forth herein.

7.14        Further Assurances

Subject to the conditions of this Agreement, Offeror, Parent and the Corporation agree to use commercially reasonable efforts to take, or cause to be taken, all action and to do or cause to be done, all acts and things (including executing appropriate documents) necessary, proper or advisable to give full effect to the transactions contemplated in this Agreement and, where appropriate, cooperate with each other in doing those acts and things.

7.15        Schedules

The following are the Schedules to this Agreement, which form an integral part hereof:

Schedule A	—	Conditions of the Offers
Schedule B	—	Conditions to Mailing
Schedule C	—	Representations and Warranties of the Corporation
Schedule D	—	Representations and Warranties of Parent and Offeror
Schedule E	—	Definitions
Schedule F	—	Non-Competition Agreement
Schedule G	—	Corporate Public Disclosure Documents

7.16        Extension, Waiver

At any time prior to the Expiry Time, any of the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representation and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements or conditions are intended for its benefit. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.17        Language

The parties confirm that it is their wish that this agreement as well as any other documents relating thereto, including without limitation notices, schedules and authorizations, have been and shall be drawn up in the English language only.  Les signataires confirment leur volonté que la présente convention de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

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Counterparts

This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce more than one counterpart.

6181708 CANADA INC.

By:	/s/ CRAIG A. DOUGLAS
Name: Craig A. Douglas
Title: Vice President and Treasurer

THE STANLEY WORKS

By:	/s/ D. BRETT BONTRAGER
Name: D. Brett Bontrager
Title: Director of Business Development

FRISCO BAY INDUSTRIES LTD.

By:	/s/ ABE NOZETZ
Name: Abe Nozetz
Title: Chairman of the Special Committee

SCHEDULE A

CONDITIONS OF THE OFFERS

Conditions of the Common Share Offer

Notwithstanding any other provision of the Agreement to which this Schedule A is attached, Offeror shall have the right to withdraw the Common Share Offer and shall not be required to take up or, subject to Securities Laws or any applicable rules and regulations of the SEC (relating to Offeror’s obligations to pay for or return tendered Shares promptly after the termination or withdrawal of the Offers), to pay for, and shall have the right to extend the period of time during which the Common Share Offer is open and postpone taking up and paying for, any Common Shares deposited under the Common Share Offer unless all of the following conditions are satisfied or waived by Offeror at or prior to the Expiry Time:

(a)                                  there shall have been deposited under the Offers and not withdrawn (i) at least 66 2/3% (calculated on a fully-diluted basis) of the issued and outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Offer) and 100% of the issued and outstanding Class A Shares (calculated on a fully-diluted basis), and (ii) at least a majority (calculated on a fully-diluted basis) of the issued and outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited under the Class A Offer but excluding any Common Shares which would not be eligible to be voted in connection with the minority approval of any Subsequent Acquisition Transaction as provided in the “going private transactions” provisions of Policy Q-27 (the “Minimum Condition”);

(b)                                 all required regulatory approvals (including, without limitation, those of any stock exchanges or quotation systems on which Shares are listed or quoted and those of any securities regulatory authorities) shall have been obtained on terms satisfactory to Offeror, acting reasonably;

(c)                                  the obligations of Offeror hereunder shall not have been terminated pursuant to Section 6.1;

(d)                                 (i) no act, action, suit or proceeding shall have been threatened in writing or taken before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of law, other than the exercise by shareholders of dissent rights with respect to a Subsequent Acquisition Transaction, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied after the date of this Agreement, which in the case of either (i) or (ii) above:

(A)                              to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to Offeror of the Shares or the right of Offeror to own or exercise full rights of ownership of the Shares or to own or operate the Corporation or any of its Subsidiaries or the ability of Offeror to complete a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction; or

(B)                                which, if the Offers were consummated, would have a Material Adverse Effect;

(e)                                  there shall not be threatened or exist any prohibition at law against Offeror making the Offers or taking up and paying for any Shares deposited under the Offers or completing a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction;

(f)                                    there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to Offeror in writing) any Material Adverse Effect;

(g)                                 there shall not have occurred, or come into effect or existence any general moratorium on commercial banking activities or suspension of payments in respect of banks or credit providers (whether or not imposed by, or having the force of law) in Montreal, New York, or otherwise in Canada or the United States, which has or may reasonably be expected to have a Material Adverse Effect, or a material and adverse effect on the ability of the Offeror to complete the Offers;

(h)                                 all outstanding options or other rights or entitlements granted to purchase or otherwise acquire authorized and unissued Shares shall have been exercised in full, or irrevocably released, surrendered or waived or otherwise dealt with by the holders thereof on terms and conditions specified in this Agreement or otherwise satisfactory to Offeror, acting reasonably;

(i)                                     Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of the Corporation with any securities regulatory authority in the United States or elsewhere, including without limitation any annual report, financial statements, press release or proxy circular, or in any document so filed or released by the Corporation to the public, or in any information provided by the Corporation for inclusion in any of the Offer Documents, which has a Material Adverse Effect or a material and adverse effect on the ability of the Offeror to complete the Offers;

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(j)                                     the Board of Directors or any committee thereof shall not have (i) withdrawn or modified in a manner adverse to Offeror or Parent, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Offers or the other transactions contemplated hereby, (ii) approved, endorsed or recommended an Acquisition Proposal or (iii) resolved or publicly disclosed any intention to do any of the foregoing;

(k)                                  (i) the Corporation shall have observed and performed its covenants in this Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Corporation at or prior to the Expiry Time, and (ii) the representations and warranties of the Corporation contained in this Agreement shall have been, at the time this Agreement was entered into and at the date Offeror is otherwise required to take up and pay for the Shares, true and correct, except in the case of this clause (ii) as would not reasonably be expected to have a Material Adverse Effect or to have a material and adverse effect on the completion of the Offers, and upon request from Offeror shall have received, not more than seven hours before the Expiry Time, a certificate to such effect signed by two officers of the Corporation acceptable to Offeror, acting reasonably, in their capacities as officers of the Corporation and not personally, to the best of their knowledge, information and belief, after due enquiry;

(l)                                     the representations and warranties of the Locked-Up Stockholders in the Lock-Up Agreements shall have been, at the time that the Lock-Up Agreements were entered into and at the date that Offeror is otherwise required to take up and pay for the Shares, true and correct or, if not already qualified by a materiality concept, true and correct in all material respects and all covenants and obligations of the Locked-Up Stockholders set out in the Lock-Up Agreements shall have been complied with in all material respects on or before such date;

(m)                               the Lock-Up Agreements shall not have been terminated;

(n)                                 all third party consents required as a result of the change of control of the Corporation pursuant to the Offers shall have been obtained on terms satisfactory to Offeror, acting reasonably, unless the failure to obtain such consents would not result in a Material Adverse Effect;

(o)                                 Barry Katsof and Ron Waxman shall each have executed and delivered a non-competition agreement in the form attached as Schedule F; and

(p)                                 Offerer shall have reasonably concluded, after consultation with legal counsel, that:

(i)                                     assuming that 100% of the issued and outstanding Class A Shares are deposited and taken up and paid for under the Class A Offer, the only votes of the holders of any class or series of the Corporation’s capital stock

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or other securities required in connection with the consummation by the Corporation of a Subsequent Acquisition Transaction by way of amalgamation or arrangement is the affirmative vote of (A) at least 66 2/3% of the issued and outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited and taken up and paid for under the Class A Offer), and (B) at least a majority of the issued and outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited and taken-up and paid for under the Class A Offer but excluding any Common Shares that would not be eligible to be voted in connection with the minority approval of any Subsequent Acquisition Transaction as provided in the “going private transactions” provisions of Policy Q-27; and

(ii)                                  assuming the accuracy of Parent’s and Offeror’s representation and warranty set forth in paragraph (f) of Schedule D, other than as set out in clause (i) above (whether arising under Policy Q-27 or comparable policies of other provinces which impose no higher thresholds than those as set out in clause (i) above), no voting requirement or other restriction under any Canadian statute, regulation or rule relating to business combinations, take-over bids or similar transactions, including under any take-over statute or regulation, applies to the transactions contemplated hereby or the Offer Documents, and no such Canadian statute, regulation or rule would, directly or indirectly, restrict or impair the ability of Parent or Offeror to vote, or otherwise to exercise the rights of a shareholder, with respect to Shares that may be acquired or controlled by Parent or Offeror.

The foregoing conditions are for the exclusive benefit of Offeror and may be asserted by Offeror regardless of the circumstances giving rise to any such assertion, including any action or inaction by Offeror or any of its affiliates, other than any failure of a condition primarily resulting from a breach of this Agreement by Parent or Offeror.  Subject to the provisions of the Agreement to which this Schedule A is attached, Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which Offeror may have.  The failure by Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.  For greater certainty, each of the conditions set out in this Schedule A is independent of and in addition to each other condition set out in this Schedule A and may be asserted irrespective of whether any other condition may be asserted in connection with any particular event, occurrence or state of facts or otherwise.

Condition of the Class A Offer

Notwithstanding any other provision of the Agreement to which this Schedule A is attached, Offeror shall have the right to withdraw the Class A Offer and shall not be required to take up or, subject to Securities Laws or any applicable rules and regulations of the SEC (relating to Offeror’s obligations to pay for or return tendered Shares promptly after the termination or

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withdrawal of the Offers), to pay for, and shall have the right to extend the period of time during which the Class A Offer is open and postpone taking up and paying for, any Class A Shares deposited under the Class A Offer if Offeror in a manner not prohibited by this Agreement does not purchase any Common Shares pursuant to the Common Share Offer.

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SCHEDULE B

CONDITIONS TO MAILING

The obligation of Offeror to mail the Offer Documents shall be subject to the fulfilment, or the waiver by Offeror, of those conditions set forth in this Schedule B, each of which is for the exclusive benefit of Offeror, which conditions may be waived by Offeror at any time, in whole or in part, in Offeror’s sole discretion without prejudice to any other rights that it may have under this Agreement.

(a)                                  the obligations of Offeror hereunder shall not have been terminated pursuant to Section 6.1;

(b)                                 no circumstance, fact, change, event or occurrence caused by a person other than Offeror or the Parent shall have occurred as a result of which one or more of the conditions set out in Schedule A is or is likely to be incapable of being satisfied;

(c)                                  Offeror shall have received all waivers, rulings or orders necessary for the making of the Offers, or to mail to the Stockholders the Offer Documents, from all applicable securities regulatory authorities and other regulatory authorities in Canada, the United States and elsewhere;

(d)                                 the Board of Directors or any committee thereof shall not have (i) withdrawn or modified in a manner adverse to Offeror or Parent, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Offers or the other transactions contemplated hereby, (ii) approved, endorsed or recommended an Acquisition Proposal or (iii) resolved or publicly disclosed any intention to do any of the foregoing;

(e)                                  a majority of the Disinterested Directors (as defined in the Articles of Amendment of the Corporation dated October 4, 1993) shall have (i) confirmed that the Offeror and Parent have become Interested Shareholders for the purposes of Section 3 of the said Articles and (ii) reaffirmed their approval of the Compulsory Acquisition Transaction and Subsequent Acquisition Transaction

(f)                                    the Board of Directors shall have approved in final form, and the Corporation shall have printed for distribution to Stockholders and delivered to Offeror for mailing with the Offer Documents the Recommendation Documents, which Recommendation Documents shall contain a unanimous recommendation that Stockholders accept the Offers and a copy of the fairness opinion of the Financial Advisor to the effect that the consideration offered under the Offers is fair, from a financial point of view, to the holders of Class A Shares and the holders of Common Shares;

(g)                                 there shall not be threatened or exist any prohibition at law against Offeror making the Offers or taking up and paying for any Shares deposited under the Offers or completing a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction;

(h)                                 there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to Offeror in writing) any Material Adverse Effect (including any decision to implement such a change made by the Board of Directors or any of its Subsidiaries or senior management of the Corporation or any of its Subsidiaries who believe that confirmation of the decision by the Board of Directors is probable); and

(i)                                     (i) the Corporation shall have observed and performed its covenants in this Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Corporation at or prior to the mailing time, and (ii) the representations and warranties of the Corporation contained in this Agreement shall have been, at the time this Agreement was entered into and at the mailing time, true and correct, except in the case of this clause (ii) as would not reasonably be expected to have a Material Adverse Effect or to have a material and adverse effect on the completion of the Offers, and upon request from Offeror, Offeror shall have received a certificate to such effect signed by two officers of the Corporation acceptable to Offeror, acting reasonably, in their capacities as officers of the Corporation and not personally, to the best of their knowledge, information and belief, after due enquiry.

(j)                                     Offerer shall have reasonably concluded, after consultation with legal counsel, that:

(i)                                     assuming that 100% of the issued and outstanding Class A Shares are deposited and taken up and paid for under the Class A Offer, the only votes of the holders of any class or series of the Corporation’s capital stock or other securities required in connection with the consummation by the Corporation of a Subsequent Acquisition Transaction by way of amalgamation or arrangement is the affirmative vote of (A) at least 66 2/3% of the issued and outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited and taken up and paid for under the Class A Offer), and (B) at least a majority of the issued and outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited and taken-up and paid for under the Class A Offer but excluding any Common Shares that would not be eligible to be voted in connection with the minority approval of any Subsequent Acquisition Transaction as provided in the “going private transactions” provisions of Policy Q-27; and

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(ii)                                  assuming the accuracy of Parent’s and Offeror’s representation and warranty set forth in paragraph (f) of Schedule D, other than as set out in clause (i) above (whether arising under Policy Q-27 or comparable policies of other provinces which impose no higher thresholds than those as set out in clause (i) above), no voting requirement or other restriction under any Canadian statute, regulation or rule relating to business combinations, take-over bids or similar transactions, including under any take-over statute or regulation, applies to the transactions contemplated hereby or the Offer Documents, and no such Canadian statute, regulation or rule would, directly or indirectly, restrict or impair the ability of Parent or Offeror to vote, or otherwise to exercise the rights of a shareholder, with respect to Shares that may be acquired or controlled by Parent or Offeror.

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SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

(a)                                  Organization and Qualification.  The Corporation is validly existing as a corporation under the federal laws of Canada and has full corporate power and authority to own its property and conduct its businesses as currently owned and conducted. The Corporation is qualified to carry on its business as currently conducted, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  The copies of the constituting documents and the by-laws of the Corporation appended to the Corporation’s Disclosure Statement are accurate and complete as of the date hereof and have not been amended or superseded, and the Corporation has not taken any action to amend or supersede such documents.

(b)                                 Capitalization.  The authorized and issued capital of the Corporation consists of an unlimited number of Common Shares, 1,220,610 Class A Shares and an unlimited number of preferred shares of which, as at the date hereof, 1,971,157 Common Shares, 799,567 Class A Shares and no other shares in the capital of the Corporation are issued and outstanding.  Except for the Options and SARs identified in the Corporation’s Disclosure Statement (which includes information regarding exercise prices, dates of grant, number of shares subject to option and the names of all holders of Options or SARs) and except for the rights of Offeror under this Agreement and except as set out in Section 1.2, there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of the Corporation to issue, sell or acquire any securities of the Corporation or securities or obligations of any kind convertible into or exchangeable for any securities of the Corporation or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation.  The Corporation has validly waived any pre-emptive rights or right of first refusal that it may have in respect of the Shares.  The terms of the Options granted pursuant to the Stock Incentive Plan (including the exercise price of such Options) are disclosed in the Corporation’s Disclosure Statement.  All outstanding Common Shares and Class A Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares in the capital stock of the Corporation, free of pre-emptive rights.  There are no outstanding bonds, debentures or other evidences of indebtedness of the Corporation or any of its Subsidiaries having the right to vote with the holders of Common Shares or Class A Shares on any matter. Except as disclosed in the Corporation’s Disclosure Statement and except as set out in Section 1.2, there are no outstanding contractual obligations of the

Corporation to repurchase, redeem or otherwise acquire any outstanding Common Shares or Class A Shares or with respect to the voting or disposition of any outstanding Common Shares or Class A Shares. Except as set forth on the Corporation’s Disclosure Statement and for restrictions imposed under applicable Securities Laws, there are no restrictions on the ability of any of the Shares to be transferred.

(c)                                  No Rights Plan.  The Corporation has no stockholder rights plan or, except as contained in Section 3 of Schedule 1 to the Articles of Amendment of the Corporation dated October 4, 1993, similar plan in effect nor is such a plan contemplated to be established or implemented by the Corporation.

(d)                                 Subsidiaries.  All of the Subsidiaries of the Corporation and their respective jurisdictions of incorporation are set out in the Corporation’s Disclosure Statement.  Each of its Subsidiaries is validly existing under the laws of the jurisdiction of its incorporation and has full corporate power to own its property and conduct its businesses as currently owned and conducted.  Except as set out in the Corporation’s Disclosure Statement, all of the outstanding shares in the capital stock and other ownership interests in its Subsidiaries are validly issued, fully paid and non-assessable and all securities and other ownership interests in its Subsidiaries owned directly or indirectly by the Corporation are owned free and clear of all material liens, claims or encumbrances.  There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating any of its Subsidiaries to issue, sell or acquire any securities of any of those Subsidiaries or securities or obligations of any kind convertible into or exchangeable for securities or other ownership interests in any of its Subsidiaries.  There are no outstanding stock appreciation rights, equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Subsidiaries of the Corporation. Each of the Subsidiaries of the Corporation is qualified to carry on its business as currently conducted, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  The copies of the constituting documents and the by-laws of the Corporation’s Subsidiaries appended to the Corporation’s Disclosure Statement are accurate and complete copies as of the date hereof and have not been amended or superseded, and the Corporation has not taken any action to amend or supersede such documents.

(e)                                  Corporate Authority; Enforceability; No Breach.  The Corporation has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated by this Agreement have been duly authorized by the Board of

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Directors and no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement and the transactions contemplated hereby (other than a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction).  This  Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and to general principles of equity.  Except as set out in the Corporation’s Disclosure Statement, the execution and delivery by the Corporation of this Agreement, the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereunder will not:

(i)                                     result in a violation or breach of any provision of its constituting documents or by-laws or those of any of its Subsidiaries;

(ii)                                  result in a violation or breach of any provision of any applicable law, regulation, order, judgment or decree (subject to obtaining the consents referred to in paragraph (f) below), the violation or breach of which would have a Material Adverse Effect or would prevent the consummation of the transactions contemplated hereunder; or

(iii)                               result in a violation or breach of or give rise to any default, right of termination or loss of benefits under, any material contract, agreement, license, permit, arrangement or understanding by which it or any of its Subsidiaries is a party or by which any of them or their properties is bound, including the Material Contracts (as defined below), the violation, breach or termination of which, or loss of benefits under, would have a Material Adverse Effect or would prevent the consummation of the transactions contemplated hereunder;

(iv)                              give rise to any right of acceleration of material indebtedness (including any indebtedness under loan or credit agreements) of the Corporation or any of its Subsidiaries, or cause any available credit facility of the Corporation or any of its Subsidiaries to cease to be available;

(v)                                 result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any of its Subsidiaries that would have a Material Adverse Effect, or, except as set out in this Agreement,  restrict, hinder, impair or limit the ability of the Corporation or any of its Subsidiaries to carry on the business of the Corporation or any of its Subsidiaries as and where it is now being carried on or as and where it may be carried on in the future;

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(vi)                              give rise to any rights of first refusal or other buy-sell rights in favour of any third party under any agreement or in respect of any material assets of the Corporation or any of its Subsidiaries; or

(vii)                           result in any payment (including severance, unemployment compensation, termination payment, bonus or otherwise) becoming due to any director, officer or employee of the Corporation or any of its Subsidiaries or increase any benefits otherwise payable under any of the Corporation’s pension or benefit plans or result in the acceleration of time of payment or vesting of any such benefits, other than the time of exercise of currently outstanding Options and SARs.

(f)                                    Consents.  Other than in connection with or in compliance with the provisions of the Securities Laws and Corporate Laws, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by the Corporation of its obligations under this Agreement except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

(g)                                 Public Record. The Corporation has filed all reports, schedules, forms, statements and other documents required to be filed under applicable law with the SEC since February 1, 2001  (such reports, schedules, forms, statements and other documents being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and to the extent applicable, the United States Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Corporation currently is, and was, at the time each report or other filing required to be filed under the Exchange Act and Securities Act was filed, a “foreign private issuer” within the meaning of Rule 3b-4 under the Exchange Act.

(h)                                 Financial Statements.  The audited consolidated balance sheets and consolidated statements of earnings and deficit and cash flows for the years ended January 31, 2003 and January 31, 2002, as contained in the Corporation’s 2003 annual report on Form 20-F for the fiscal year ended January 31, 2003 and the quarterly unaudited consolidated balance sheets and consolidated statements of earnings and deficit and cash flows for the quarters ended October 31, July 31 and April 30, 2003, as contained in the Corporation’s reports on Form 6-K (collectively, the

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“Financial Statements”), comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and NASDAQ with respect thereto, were prepared in accordance with generally accepted accounting principles in Canada, include a note reconciling such financial statement to generally accepted accounting principles in the United States (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 6-K and the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Corporation and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

(i)                                     Internal Controls.  The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; and (C) access to assets is permitted only in accordance with management’s general or specific authorization.

Richter, Usher & Vineberg (the “Accountant”), which delivered its opinion with respect to the audited financial statements and notes with respect thereto included in the Corporation’s annual report on Form 20-F, is an independent public accounting firm within the meaning of the Exchange Act and the rules and regulations thereunder and the Accountant is in compliance with the auditor independence requirements of Regulation S-X of the Exchange Act.

The Corporation is in compliance with the applicable provisions of the Sarbanes-Oxley Act that are effective and is actively taking steps to ensure that it will be in compliance with other applicable provisions of the Sarbanes-Oxley Act upon the effectiveness of such provisions.  Without limiting the generality of the foregoing, the Corporation and its Subsidiaries maintain such controls and other procedures including, without limitation, those required by Sections 302 and 906 of the Sarbanes-Oxley Act and the applicable regulations thereunder, that are designed to ensure that information required to be disclosed by the Corporation in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Corporation in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Corporation’s management, including its Chief Executive Officer or officers and Principal Financial Officer or officers, or persons performing similar functions, as

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appropriate, to allow timely decisions regarding required disclosure and to ensure that material information relating to the Corporation, including its Subsidiaries, is made known to them by others within those entities, particularly during the period in which such periodic reports are being prepared.

(j)                                     Certain Information. Subject to Parent’s and Offeror’s fulfilment of their respective obligations hereunder with respect thereto, the Recommendation Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Securities Laws and Corporate Laws and will conform in all material respects with the requirements of Securities Laws and Corporate Laws, and the Recommendation Documents will not, at the time they are filed with the SEC or published, sent or given to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by or on behalf of the Corporation with respect to any information supplied or to be supplied by Parent or Offeror in writing for inclusion in, or with respect to Parent or Offeror information derived from Parent’s public SEC filings which is included or incorporated by reference in, the Recommendation Documents.  None of the information supplied or to be supplied by the Corporation in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Expiry Time any event with respect to the Corporation, or with respect to any information supplied by the Corporation for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Corporation shall so describe the event to Parent.

(k)                                  Business Combination Provisions. Prior to the date hereof, the Board of Directors has approved this Agreement, the execution hereof and the transactions contemplated hereby, and acknowledged the existence of the Lock-Up Agreement (solely for purposes of Section 3 of the Articles of Amendment of the Corporation dated October 4, 1993) by unanimous vote of all Disinterested Directors (as defined in such Articles), and, assuming the accuracy of Parent’s and Offeror’s representation and warranty set forth in paragraph (f) of Schedule D, such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the limitations on business combinations contained in the Articles, including any requirement under the Articles for shareholder approval above the level otherwise required by Corporate Law and any restriction in the

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Articles on the consideration to be received by shareholders in connection with a business combination, and no similar provision of the constituting documents or by-laws of the Corporation or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent or Offeror to vote or otherwise to exercise the rights of a stockholder with respect to, Shares that may be acquired or controlled by Parent or Offeror.

(l)                                     Reporting Issuer Status.  Neither the Corporation nor any of its Subsidiaries is or has been a “reporting issuer” in any province or territory in Canada, as such term is defined in applicable Securities Laws.

(m)                               Absence of Certain Changes or Events.  Except as disclosed in the Corporation’s Disclosure Statement or in the Corporation’s Public Disclosure Documents filed with the SEC prior to the date hereof, since January 31, 2003:

(i)                                     the Corporation and its Subsidiaries have, in all material respects, conducted their respective businesses only in the ordinary and regular course, consistent with past practice;

(ii)                                  the Corporation and its Subsidiaries have not declared or made any distributions (in cash, securities or other property) to securityholders and have not entered into any agreement, disposed of any their assets or incurred any indebtedness which, either individually or in the aggregate, is material to the Corporation and its Subsidiaries, taken as a whole, other than in the ordinary and regular course of business, consistent with past practice;

(iii)                               no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Corporation and its Subsidiaries, taken as a whole, has been incurred other than in the ordinary and regular course of business, consistent with past practice; and

(iv)                              there has not occurred and does not currently exist any Material Adverse Effect (including any decision to implement any change that would result in a Material Adverse Effect made by the Board of Directors or any of its Subsidiaries or senior management of the Corporation or any of its Subsidiaries who believe that confirmation of such a decision by the Board of Directors is probable);

(n)                                 Assets and Properties. Except as disclosed in the Corporation’s Disclosure Statement and except for Technology which is covered under paragraph (w), the Corporation and its Subsidiaries have title to all of their material properties and assets, free and clear of any hypothecs, claims or encumbrances, and such properties and assets are sufficient for the conduct of the businesses of the Corporation and its Subsidiaries as now carried on.

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(o)                                 Brokers.  The Corporation and its Subsidiaries will not be liable, directly or indirectly for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent or intermediary (other than the Financial Advisor) in connection with the Offers.

(p)                                 No Defaults.  Neither the Corporation nor any of its Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any licence, registration, consent or approval issued to it, or under any contract or agreement to which it is a party which would, if terminated due to such default, individually or in the aggregate, have a Material Adverse Effect.

(q)                                 Employment Matters.  The Corporation has made available to Parent for review a complete list of the Employees as of the date hereof, together with their current wages, salaries or hourly rates of pay and the date upon which each such Employee was first hired by the Corporation or any of its Subsidiaries.  No Employee is on long-term disability leave, or receiving benefits pursuant to An Act Respecting Industrial Accidents and Occupational Diseases (Québec) or similar workers’ compensation legislation in other jurisdictions.

(i)                                     Except as disclosed in the Corporation’s Disclosure Statement, neither the Corporation nor any of its Subsidiaries is a party to any Employment Contract, or written obligation providing for severance or termination payments or indemnities to any director or officer or senior executive of the Corporation or any of its Subsidiaries, nor are there any management agreements, retention bonuses or Employment Contracts providing for cash or other compensation or benefits upon the consummation of the transaction contemplated by this Agreement.

(ii)                                  Neither the Corporation nor any of its Subsidiaries (A) is a party to any Collective Agreement, (B) to the knowledge of the Corporation, is subject to any application for certification or threatened or apparent union-organizing campaigns involving Employees, or (C) has any current, pending or, to the knowledge of the Corporation, threatened strikes or lockouts, and during the last five years and has not suffered any strike, lockout, work stoppage or other material labour dispute, (D) to the knowledge of the Corporation, has engaged in any unfair labour practices nor is subject to any, outstanding or, to the knowledge of the Corporation, threatened unfair labour practices or complaints or applications of any kind and there have not been any such proceedings within the last five years, (E) has any serious labour relations problems that would have a Material Adverse Effect, (F) has any current, pending or to the knowledge of the Corporation, threatened proceedings before any board or tribunal with respect to Employment Contracts, and (G) has engaged in any plant

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closing or employee lay-off activities within the past five years that would violate or in any way subject the Corporation or any of its Subsidiaries to the group termination or lay-off requirements of the applicable employment standards legislation.  The Corporation materially complied with all existing Employment Contracts.

(iii)                               Except as disclosed in the Corporation’s Disclosure Statement, the Corporation and its Subsidiaries have operated in material compliance with all applicable laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations (“Employment Laws”) except to the extent that such failure to comply would not have a Material Adverse Effect, and there are no current, pending, or to the knowledge of the Corporation, threatened proceedings before any board or tribunal with respect to any Employment Laws which are material to the Corporation and which if adversely determined, would have a Material Adverse Effect.

(r)                                    Absence of Undisclosed Liabilities. Neither the Corporation nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which continue to be outstanding, except as disclosed in the Financial Statements and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, none of which has, or would reasonably be expected to have, a Material Adverse Effect.

(s)                                  Books and Records. The corporate records and minute books of the Corporation and its Subsidiaries have been maintained in all material respects in accordance with all applicable laws and are complete and accurate in all material respects.  Financial books and records and accounts of the Corporation and its Subsidiaries: (i) have been maintained in accordance with good business practices on a basis consistent with prior years; and (ii) accurately and fairly in all material respects reflect the basis for the Financial Statements.

(t)                                    Litigation, Etc.  Except as disclosed in the Corporation’s Disclosure Statement, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Corporation, threatened against or relating to the Corporation or any of its Subsidiaries or affecting any of their properties or assets or affecting any of the Corporation Properties before any Governmental Entity and which would, if adversely determined, have a Material Adverse Effect. Except as disclosed in the Corporation’s Disclosure Statement, neither the Corporation nor any of its Subsidiaries nor their respective properties or assets nor any Corporation Property is subject to any outstanding judgement, order, writ, injunction or decree which has a Material Adverse Effect.  There is no claim, action, proceeding or investigation pending or, to the knowledge of the Corporation threatened against

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the Corporation or any of its Subsidiaries before any Governmental Entity which, if determined adversely to the Corporation or any of its Subsidiaries, would delay or prevent the consummation of the Offers.  The escrow agreement dated February 27, 2003 relating to the litigation involving the Corporation and Asher Investment L.P. is in full force and effect and unamended.

(u)                                 Environmental. The Corporation’s Disclosure Statement sets forth a complete list of all material Environmental Approvals of the Corporation and its Subsidiaries.

(i)                                     All operations of the Corporation and its Subsidiaries have been, and are now, in compliance with all Environmental Laws, except to the extent that such non-compliance would not have a Material Adverse Effect.

(ii)                                  All the Environmental Approvals required by the Corporation and its Subsidiaries to operate their respective businesses, are valid and in full force and effect, have been and are being complied with and there have been and are no proceedings commenced or threatened to revoke or amend any of the Environmental Approvals, except as would not have a Material Adverse Effect.

(iii)                               No part of the Corporation Properties or any other of the assets of the Corporation or any of its Subsidiaries has ever been used by the Corporation or any of its Subsidiaries as a landfill or for the disposal of waste and, to the actual knowledge of the Individuals after having made reasonable inquiry with Other Senior Management, no part of the Corporation Properties or any other of the assets of the Corporation or any of its Subsidiaries has been used by any other Person as a landfill or for the disposal of waste.

(iv)                              To the knowledge of the Corporation, no asbestos or asbestos containing materials are used, stored or otherwise present in or on the Corporation Properties, any current or discontinued products or any other assets of the Corporation or any of its Subsidiaries. To the knowledge of the Corporation no equipment, waste or other material containing polychlorinated biphenyls (PCBs) are used, stored or otherwise present in or on the Corporation Properties or any other assets of the Corporation or any of its Subsidiaries.

(v)                                 Neither the Corporation nor any of its Subsidiaries has any liability or remediation obligation, including liability for clean-up of Hazardous Substances contained in soil or surface or ground water or for any off-site contamination, that is material to the Corporation and its Subsidiaries, taken as a whole; provided that the foregoing representation and warranty with respect to any liability or obligation that arises from the actions of

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Persons other than the Corporation and its Affiliates and their respective directors, officers, employees, contractors and agents shall only be to the knowledge of the Corporation.

(vi)                              To the actual knowledge of the Individuals after having made reasonable inquiry with Other Senior Management, there are no Hazardous Substance in, on or under the Corporation Properties or any other assets of the Corporation or any of its Subsidiaries.

(vii)                           To the knowledge of the Corporation, there are no above ground or underground storage tanks on the Corporation Properties.

(viii)                        To the actual knowledge of the Individuals after having made reasonable inquiry with Other Senior Management, any Hazardous Substance originating from any neighbouring or adjoining properties which has migrated onto, into or under or is migrating towards any of the Corporation Properties.

(ix)                                To the knowledge of the Corporation, there is no Hazardous Substance originating from any of the Corporation Properties or any other assets of the Corporation or any of its Subsidiaries which has migrated onto, or is migrating towards any neighbouring and/or adjoining properties, except as to Hazardous Substances that would not have a Material Adverse Effect.

(x)                                   (A) There is no pending or, to the knowledge of the Corporation, threatened proceeding, application, order or directive which relates to the Environment or human health or safety matters, and which may require any material work, repairs, construction or expenditures; and (B) the Corporation has not received any written demand or notice, with respect to the material breach of any Environmental Laws applicable to the Corporation or any of its Subsidiaries, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substance.

(v)                                 Insurance. A true, correct and complete copy of the Corporation’s current directors’ and officers’ insurance policy or policies, and a list of all other insurance policies maintained by the Corporation, is attached as Schedule (u) of the Corporation’s Disclosure Statement.

(w)                               Non-Arm’s Length Transactions. Except as disclosed in the Corporation’s Disclosure Statement, and except for compensation received in the ordinary course as directors or employees of the Corporation, since January 1, 2000 there have been no contracts, commitments, agreements, arrangements or other transactions between the Corporation or any of its Subsidiaries, and any (i) officer or director of the Corporation or any of its Subsidiaries, (ii) any holder of record

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or, to the Corporation’s knowledge, beneficial owner of five percent or more of the voting securities of the Corporation, or (iii) any affiliate or associate of any such officer, director or beneficial owner (any of the foregoing a “Related Party Transaction”).  Since January 1, 2000, there has been no claim and there is not presently outstanding any claim by any past or present holder of Shares against the past or present directors of the Corporation or the Corporation in connection with the treatment of the Corporation in any Related Party Transaction and to the knowledge of the Corporation there are no facts which would substantiate any such claims.

(x)                                   Intellectual Property Rights. The Corporation’s Disclosure Statement sets forth a complete list and a brief description of all Intellectual Property which has been registered, or for which applications for registration have been filed, by or on behalf of the Corporation or any of its Subsidiaries in any jurisdiction:

(i)                                     The Corporation and its Subsidiaries have all necessary rights to use the Technology that is material to the businesses of the Corporation and its Subsidiaries taken as a whole, whether by way of ownership or by way of licence under written agreements.  The Corporation or its Subsidiaries are the sole beneficial and registered owners of all registrations or applications for registration of the trademarks, patents and copyrights listed in the Corporation’s Disclosure Statement, all of which are registered in the name of the Corporation or one of its Subsidiaries. All of the registered Intellectual Property is valid.

(ii)                                  The Corporation’s Disclosure Statement sets forth a complete list and brief description of all contracts, including licences, relating to any of the Technology that is material to the businesses of the Corporation and its Subsidiaries, taken as a whole.  To the knowledge of the Corporation, no party  to any contract or license relating to any Technology (other than the Corporation or any of its Subsidiaries) is in default of any of its obligations thereunder, which default would have a Material Adverse Effect.

(iii)                               The Corporation and its Subsidiaries are using or holding any of the Technology that is material to the businesses of the Corporation and its Subsidiaries taken as a whole, of which they are not the sole beneficial and registered owner (as listed in the Corporation’s Disclosure Statement) with a written licence from the owner of such Technology, all of which such written licences are in full force and effect and no default exists on the part of the Corporation or any of its Subsidiaries or, to the knowledge of the Corporation or any of its Subsidiaries, on the part of any of the parties thereto which would entitle any party thereto to terminate such license and, except as set forth in the Corporation’s Disclosure Schedule, none of such

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licences is subject to cancellation as a result of the entering into of this Agreement or the completion of the transactions contemplated hereby.

(iv)                              There are no claims in progress or pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries relating to the Technology and to the Corporation’s knowledge, there is no valid basis for any such claim.

(v)                                 The Corporation has not received any written notice to the effect that the operations of the Corporation and its Subsidiaries and the use, possession, reproduction, distribution, sale, licensing, sublicensing or other dealings involving any of the Technology breaches, violates, infringes or interferes with any rights of any other person.

(vi)                              There are no claims pending by the Corporation or any of its Subsidiaries relating to breaches, violations, infringements or interferences with any of the Technology by any other person and the Corporation has no knowledge of any facts upon which such a claim could be based.

(vii)                           The Corporation and its Subsidiaries have taken all commercially reasonable actions to preserve the confidentiality of their confidential Technology.

(viii)                        The Information Technology is suitable and sufficient in all material respects for the purposes for which it is being used and to carry on the business of the Corporation and its Subsidiaries as currently conducted; free from known material defects or deficiencies, does not require a material upgrade or replacement; and does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Information Technology, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Information Technology.

(ix)                                Except as disclosed in the Corporation’s Disclosure Statement, none of the Technology that is material to the businesses of the Corporation and the Subsidiaries, taken as a whole, is subject to any lien or encumbrance.

(y)           Tax Matters.

(i)                                     Each of the Corporation and its Subsidiaries has duly and timely made, prepared and filed all material Tax Returns required to be made, prepared or filed (respectively) by it, which Tax Returns were complete and correct in all material respects.  Each of the Corporation and its Subsidiaries has duly and timely paid, collected, withheld and remitted all material Taxes

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(including all instalments on account of Taxes) it is required to pay, collect, withhold or remit (respectively).  The Financial Statements fairly present in all material respects all liabilities (including contingent liabilities) for Taxes of the Corporation and all of its Subsidiaries as of the date thereof, and neither the Corporation nor any of its Subsidiaries has incurred any material liability (including any contingent liability) for Taxes since the date of the Financial Statements other than in the ordinary course of its business. Adequate provision has been made in the books and records of the Corporation and its Subsidiaries (which, except for books and records relating to the period from February 1, 2003 to the date hereof, have been made available to Offeror for its inspection) for all material amounts of Taxes for which any of them are or may be liable that have not yet been paid and that relate to events, items or periods ending on or prior to the date hereof.

(ii)                                  None of the Corporation nor any of its Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Corporation or any of its Subsidiaries is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Corporation or any of its Subsidiaries is or may be liable; (iii) the Corporation or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which the Corporation or any of its Subsidiaries is or may be liable. Except as disclosed in the Corporation’s Disclosure Statement, (i) all material Tax Returns of the Corporation and its Subsidiaries have been assessed and all deficiencies proposed with respect to the Corporation and its Subsidiaries as a result of such assessments or reassessments of the Tax Returns have been paid or settled; (ii) there are no proceedings, investigations, audits or claims now pending or, to the knowledge of the Corporation, proceedings, audits or claims threatened or investigations pending or threatened against the Corporation or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes; (iii) no written claim (or to the knowledge of the Corporation, other claims) has ever been made by a Governmental Entity in a jurisdiction where neither the Corporation nor any of its Subsidiaries file Tax Returns that the Corporation or any Subsidiary is or may be subject to taxation in that jurisdiction; and (iv) neither the Corporation nor any of its Subsidiaries has acquired property from another person for consideration, the value of which is less that the fair market value of the property acquired, in circumstances which could subject the Corporation or a Subsidiary, as applicable, to liability for any material Taxes of such other person who

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was, at the time the property was acquired, a member of the same combined, affiliated, related or consolidated group, or under common control as the Corporation or any such Subsidiary (including pursuant to section 160 of the Tax Act).

(iii)                               Neither the Corporation nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar arrangement or is liable for the Taxes of a person other than the Corporation or one of its Subsidiaries by statute or regulation, as transferee or otherwise.

(iv)                              Neither the Corporation nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result in the payment of an “excess parachute payment” or is or has been a “United States real property holding corporation” or, to the knowledge of the Corporation, a “controlled foreign corporation,” in each case as such terms are used in the United States Internal Revenue Code.

(v)                                 All transactions between the Corporation or one of its Subsidiaries incorporated, domiciled or operating in Canada and a Subsidiary of the Corporation incorporated, domiciled or operating outside of Canada that result in the recognition of material income have been consummated on arm’s-length terms and have been contemporaneously documented in a manner consistent with the documentation of arm’s-length transactions.

(z)                                   Third Party Guarantees.  Except as disclosed in the Corporation’s Disclosure Statement, none of the Corporation nor any of its Subsidiaries has given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any person other than the Corporation or any of its Subsidiaries, or any other commitment by which the Corporation or any of its Subsidiaries is or is contingently responsible for such indebtedness or other obligations.

(aa)                            Corporation Plans.  The Corporation’s Disclosure Statement sets forth a complete list of the Corporation Plans.

(i)                                     Current and complete copies of all written Corporation Plans as amended to date or, where oral, written summaries of the material terms thereof, have been provided or made available to Parent together with current and complete copies of the following documents relating to the Corporation Plans, as applicable,

i.                                          all trust documents, insurance contracts and policies, investment management agreements, subscription and participation agreements, benefit

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administration contracts, and any financial administration contracts; and

ii.                                       all booklets, summaries, manuals and written communications of general nature distributed or made available to any Employees concerning any Corporation Plans.

(ii)                                  Each Corporation Plan is, and has been, established, registered (where required), qualified, maintained, administered and invested, in material compliance with (A) the terms of such Corporation Plan including the terms of any documents in respect of such Corporation Plan, and (B) all laws.  Neither the Corporation nor any of its Subsidiaries has received, in the last six years, any written notice (or to the knowledge of the Corporation, any other notice) or claim from any Person questioning or challenging such compliance.

(iii)                               The Corporation and its Subsidiaries have complied with all of their obligations in respect of the Corporation Plans in all material respects.  To the knowledge of the Corporation, there has been no default or violation by any other Person in relation to obligations under any Corporation Plan, except as would not result in a Material Adverse Effect.

(iv)                              Except as disclosed in the Corporation’s Disclosure Statement, since January 31, 2003, there have been no material improvements, increases or changes to, or promised improvements, increases or changes to, the benefits provided under any Corporation Plan. Except as disclosed in the Corporation’s Disclosure Statement or as contemplated by Section 1.2, none of the Corporation Plans provide for benefit increases that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated herein.

(v)                                 Except as set out in the Corporation’s Disclosure Statement, all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Corporation Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable laws.  No Taxes, penalties or fees are owing or exigible under or in relation to any Corporation Plan, except as disclosed in the Corporation’s Disclosure Statement or as set forth in the Corporation’s Financial Statements.

(vi)                              There is no claim, action, proceeding or investigation (other than routine claims for payment of benefits) pending or, to the knowledge of the Corporation, threatened by or on behalf of any Person involving any Corporation Plan or their assets which would, individually or in the aggregate, have a Material Adverse Effect, and, to the knowledge of the

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Corporation, no facts exist which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (other than routine claims for benefits), other than as would not have a Material Adverse Effect.

(vii)                           No event has occurred respecting any registered Corporation Plan which would result in the revocation of the registration of any Corporation Plan (where applicable) or entitle any Person or entity (without the consent of the Corporation or any of its Subsidiaries) to wind-up or terminate any Corporation Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such plan.

(viii)                        None of the Corporation nor any of its Subsidiaries has taken any premium holidays under any Corporation Plan and, where so disclosed, the Corporation or the relevant Subsidiary was entitled under the terms of the Corporation Plan and under all applicable laws to take such premium holidays.

(ix)                                None of the Corporation Plans is a Union Plan or a plan subject to U.S. ERISA.

(x)                                   Other than the Group RRSP listed in the Corporation’s Disclosure Statement, none of the Corporation Plans is a Pension Plan.

(xi)                                All Employee data necessary to administer each Corporation Plan is in the possession of the Corporation or its Subsidiaries and is complete and correct in all material respects and in a form which is sufficient for the proper administration of the Corporation Plan in accordance with its terms and all applicable laws.

(xii)                             None of the Corporation Plans, other than the Group RRSP listed in the Corporation’s Disclosure Statement and the Stock Incentive Plan, provides benefits beyond retirement or other termination of service to Employees or former Employees or to the beneficiaries or dependants of such Employees.

(xiii)                          None of the Corporation Plans require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Corporation Plan or any insurance contract relating thereto.

(bb)                          Properties.  The Corporation’s Disclosure Statement contains a complete list of each of the lands or buildings in which the Corporation and its Subsidiaries have a direct or indirect interest either as owner or tenant together with the municipal address and legal description of any owned lands and in the case of owned lands

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or buildings indicating whether the property is an office, industrial property or mixed use property (collectively, the “Corporation Properties”).  No written notice has been received as of the date hereof by the Corporation or any of its Subsidiaries from any landlord under any lease in respect of a Corporation Property alleging default in the performance of the Corporation’s or a Subsidiary’s material obligations pursuant to any such lease or indicating an intention to terminate any such lease.

The Corporation has received no notice as of the date hereof from any Governmental Entity of any expropriation proceedings relating to any of the Corporation Properties or any portion thereof of a proposal to expropriate of a threatened or pending expropriation in respect of any of the Corporation Properties or any part thereof.

(cc)                            Material Contracts. All contracts, licences, leases, agreements, commitments, entitlements or engagements to which the Corporation or any of its Subsidiaries is a party or by which any of them is bound (whether written or oral) (i) which involve aggregate future payments by or to any of them in excess of $100,000 in any 12-month period or which extend for a period of more than two years and are not terminable without penalty of less than $10,000, (ii) with any Governmenal Entity, (iii) which purport to limit the type, manner or the geographic area in which all or any material portion of the business of the Corporation or any of its Subsidiaries may be conducted, (iv) which purport to limit the nature of the business which may be conducted by the Corporation or any of its Subsidiaries, (v) which purport to limit any business practice of the Corporation or any of its Subsidiaries, (vi) which purport to restrict any acquisition of any business or property by the Corporation or any of its Subsidiaries, (vii) which are otherwise material and outside the ordinary and regular course of business, (viii) which, if terminated without the consent of the Corporation or any of the Subsidiaries, would have, or reasonably be expected to have, a Material Adverse Effect, (ix) entered into since January 1, 1999, for the sale of stock or assets of the Corporation or any of its Subsidiaries, or for the acquisition of stock, assets or businesses of others (by merger, amalgamation, reorganization, arrangement or otherwise) and related agreements, including the escrow agreement referred to in paragraph (s) hereof, other than contracts entered into in the ordinary and regular course of business) or for the grant to any person of any preferential rights to purchase any of its assets, (x) confidentiality, non-disclosure and stand-still agreements entered into in connection with the auction of the Corporation, (xi) licences to or from any third parties of any Technology that is material to the businesses of the  Corporation and its Subsidiaries (other than licences to customers entered into in the ordinary course of business) and (xii) which are indentures, credit agreements, security agreements, mortgages, hypothecs, guarantees, promissory notes and other contracts relating to the borrowing of money, (collectively, “Material Contracts”) are listed and described in the

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Corporation’s Disclosure Statement, as may be supplemented pursuant to Section 3.3(i).  Notwithstanding the foregoing, a list and description of the contracts set out in clause (x) above will only be provided to the Offeror and Parent immediately following the execution of this Agreement. The Material Contracts are all in full force and effect and unamended and are the legal, valid and binding obligations of the Corporation and/or its Subsidiaries, enforceable against them in accordance with their terms. There are no outstanding material defaults or material violations under any such Material Contract on the part of the Corporation or any of its Subsidiaries or, to the knowledge of the Corporation, on the part of any other party to such Material Contracts.

(dd)                          Compliance with Laws. All federal, state, provincial, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for each of the Corporation and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, all of which (other than general business licences) are listed in the Corporation’s Disclosure Statement. There has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default would not have a Material Adverse Effect.  The operations of the Corporation and its Subsidiaries have been and are now conducted in compliance with all applicable laws, including any applicable banking, security or payment settlement laws or regulations, and all by-laws, regulations, rules and guidelines of the Interac Association and other electronic payment networks, and none of the Corporation or any of its Subsidiaries have received any notice of any alleged violation of any such laws, by-laws, regulations, rules and guidelines except for violations which individually or in the aggregate would not have a Material Adverse Effect.

(ee)                            Privacy Legislation.  Except as disclosed in the Corporation’s Disclosure Statement, the Corporation and each of the Subsidiaries, to the extent required by applicable law, have a written privacy policy which governs the collection, use and disclosure of personal information and which complies with the applicable industry privacy codes and applicable laws, and each of the Corporation and its Subsidiaries is in compliance in all material respects with its privacy policy.

(ff)                                Office of Foreign Assets Control. Neither the Corporation nor any of its Subsidiaries conduct any business or is a party to any contract, agreement, purchase order, sales order or other arrangement (whether written or oral or through course of dealing) with any person located in, or derives revenues or income from, has activities or operations in, or owns or maintains any assets or operations in, any country subject to foreign asset control regulations imposed by the Office of Foreign Assets Control of the United States Department of the Treasury.

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(gg)                          Investment Canada Act.  Neither the Corporation nor any of its Subsidiaries provides any “financial services” within the meaning of the Investment Canada Act.

(hh)                          Competition Act Pre-Notification. The aggregate gross book value of the assets in Canada of the Corporation and its affiliates (within the meaning of Section 2 of the Competition Act (Canada)), and the aggregate gross revenues from sales in, from, or into Canada of the Corporation and its affiliates, determined in each case as prescribed in Part IX of the Competition Act and the Regulations thereunder, do not exceed C$40 million and C$55 million, respectively.

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SCHEDULE D

JOINT AND SEVERAL (SOLIDARY) REPRESENTATIONS

AND WARRANTIES OF OFFEROR AND PARENT

(a)                                  Organization and Qualification.  Parent is validly existing as a corporation under the laws of the State of Connecticut.  Offeror is validly existing as a corporation under the federal laws of Canada.  Each of Parent and Offeror has full corporate power and authority to own its assets and conduct its business as currently owned and conducted.

(b)                                 Corporate Authority; Enforceability; No Breach. Each of Offeror and Parent has the requisite corporate power and authority to enter into this Agreement and the Lock-up Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Lock-up Agreements by each of Offeror and Parent and the consummation by Offeror and Parent of the transactions contemplated by this Agreement and the Lock-up Agreements have been duly authorized by the board of directors of Parent and by either the board of directors or the sole shareholder of Offeror and no other corporate proceedings on the part of Offeror or Parent are necessary to authorize this Agreement or the Lock-up Agreements and the transactions contemplated hereby and therein, respectively.  Each of this Agreement and the Lock-up Agreements has been duly executed and delivered by each of Offeror and Parent.  This Agreement and the Lock-Up Agreements constitute a legal, valid and binding obligation of each of Offeror and Parent, enforceable by the Corporation against each of Offeror and Parent in accordance with their terms.  The execution and delivery by each of Offeror and Parent of this Agreement and the Lock-Up Agreements and the performance by it of its obligations hereunder and thereunder will not result in a material violation or breach of any provision of:

(i)                                     its constituting documents or by-laws or those of any of its Subsidiaries,

(ii)                                  any applicable law, regulation, order, judgment or decree (subject to obtaining the consents referred to paragraph (c) below), or

(iii)                               any material contract agreement, license, permit, arrangement or understanding by which it or any of its Subsidiaries is a party or by which any of them or their properties is bound.

(c)                                  Consents.  Other than in connection with or in compliance with the provisions of Securities Laws and Corporate Laws, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by either of Offeror or the Parent of its obligations under this Agreement except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

(d)                                 Litigation, Etc.  There is no claim, action, proceeding or investigation pending or, to the knowledge of either Offeror or Parent, threatened against or relating to Offeror or Parent or affecting any of their properties or assets before any Governmental Entity which would, if adversely determined, delay or prevent the consummation of the Offers, and, to the knowledge of Offeror any Parent, there is no existing ground on which such claim, action, suit, proceeding or investigation might be commenced with any reasonable likelihood of success.  No claim, judgment, action, proceeding, investigation, order, writ, injunction or decree against or relating to Offeror or the Parent is outstanding which would delay or prevent the consummation of the Offers.

(e)                                  Financing Arrangements.  The Parent has adequate funds available to effect payment in full for all of the Shares acquired pursuant to the Offers  and pursuant to a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction, including pursuant to the exercise of any rights of dissent relating thereto under Corporate Law.

(f)                                    Ownership of Corporation Stock.  Neither Parent nor Offeror to Parent’s knowledge nor any of their respective affiliates, (i) beneficially owns (as defined in Section 3(c)(3) of the Articles of Amendment of the Corporation dated October 4, 1993), directly or indirectly, or (ii) is an owner or owns, in each case, shares of capital stock of the Corporation, except, in each such case, as may result from the execution or performance of this Agreement.

(g)                                 Certain Information. Subject to the Corporation’s fulfilment of its obligations hereunder with respect thereto, the Offer Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Securities Laws and Corporate Laws and will conform in all material respects with the requirements of Securities Laws and Corporate Laws, and the Offer Documents will not, at the time they are filed with the SEC or published, sent or given to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Parent and Offeror with respect to any information supplied or to be supplied by or on behalf of the Corporation or Offeror in writing for inclusion in, or with respect to the Corporation information derived from the Corporation’s public SEC filings which is included or incorporated by reference in, the Offer Documents.  None of the information supplied or to be supplied by the

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Parent or Offeror in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Recommendation Documents will, at the respective times the Recommendation Documents are filed with the SEC or published, sent or given to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Expiry Time any event with respect to the Parent or Offeror, or with respect to any information supplied by the Parent or Offeror for inclusion in any of the Recommendation Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Recommendation Documents, the Parent or Offeror shall so describe the event to the Corporation.

(h)                                 Investment Canada Act.  The Offeror is a “WTO Investor” for purposes of the Investment Canada Act.

(i)                                     Competition Act Pre-Notification.  The aggregate gross book value of the assets in Canada of Parent and its affiliates (within the meaning of Section 2 of the Competition Act (Canada)), and the aggregate gross revenues from sales in, from, or into Canada of Parent and its affiliates, determined in each case as prescribed in Part IX of the Competition Act and the Regulations thereunder, do not exceed C$250 million and C$340 million, respectively.

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SCHEDULE E

DEFINITIONS

1.1  Definitions

In the Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings:

“Accountant” has the meaning ascribed thereto in paragraph (i) of Schedule C.

“Acquisition Proposal” has the meaning ascribed thereto in Section 4.2.

“affiliate” shall have the meaning attributed to it under the CBCA.

“Articles” means the articles of amalgamation of the Corporation dated February 1, 1989, as amended.

“Banking Restriction Condition” has the meaning ascribed thereto in Section 1.1(b).

“Board of Directors” has the meaning ascribed thereto in the recitals to this Agreement.

“Break Fee” has the meaning ascribed thereto in Section 5.2(b)(c).

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday or a day on which banks are not open for business in Montreal, Québec or in New York, New York.

“CBCA” means the Canada Business Corporations Act (Canada).

“Circular” means the take-over bid circular relating to the Offers, in the English and the French languages, prepared in accordance with Securities Laws and Corporate Laws.

“Class A Offer” has the meaning ascribed thereto in Section 1.1(a).

“Class A Shares” has the meaning ascribed thereto in the recitals to this Agreement.

“Collective Agreement” means any collective agreement and related documents including benefit agreements, schedules, letters of understanding, letters of intent and other written communications with bargaining agents or unions by which the Corporation or any of its Subsidiaries is bound or which impose any obligations upon the Corporation or any of its Subsidiaries or set out the understanding of the parties with respect to the meaning of any provisions of such collective agreements.

“Common Share Offer” has the meaning ascribed thereto in Section 1.1(a).

“Common Shares” has the meaning ascribed thereto in the recitals to this Agreement.

“Compulsory Acquisition Transaction” has the meaning ascribed thereto in Section 1.5.

“Confidentiality Agreement” has the meaning ascribed thereto in Section 3.4.

“Corporate Laws” means all applicable corporate laws, including the CBCA and the regulations thereto.

“Corporation Plans” means any Pension Plans or other written Employee compensation or benefit plans, agreements, policies, programs, arrangements or practices made available to any group or groups of employees which are maintained by or binding upon the Corporation or any of its Subsidiaries.

“Corporation Properties” has the meaning ascribed thereto in paragraph (aa) of Schedule C.

“Corporation’s Disclosure Statement” means the disclosure statement of the Corporation delivered to Parent and Offeror in confidence contemporaneously with the execution and delivery of this Agreement.

“Corporation’s Public Disclosure Documents” means the public filings of the Corporation listed in Schedule G.

“Cure Period” has the meaning ascribed thereto in Section 1.1(b).

“Default Condition” has the meaning ascribed thereto in Section 1.1(b).

“Directors’ Circular” means a directors’ circular, in the English and the French languages, prepared in accordance with Securities Laws and Corporate Laws.

“Employees” means those individuals employed or retained by the Corporation or any of its Subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence.

“Employment Agreement Amendments” has the meaning ascribed thereto in Section 1.3.

“Employment Agreement Approval” has the meaning ascribed thereto in Section 1.3.

“Employment Contracts” means contracts, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee which imposes any obligation on the Corporation or any of its Subsidiaries.

“Employment Laws” has the meaning ascribed thereto in paragraph (p)(iii) of Schedule C.

“Environment” means the environment or natural environment as defined in any Environmental Laws and includes air, surface water, ground water, land surface, soil, subsurface strata, any sewer system and the environment in the workplace.

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“Environmental Approvals” means all approvals, certificates, licenses, authorizations, consents, agreements, instructions, directions, registrations or approvals issued, granted or conferred or required by a Governmental Entity pursuant to any Environmental Laws and includes any sewer discharge agreements.

“Environmental Laws” means all applicable laws relating to the Environment, product liability or employee or public health or safety and includes any laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, Release and disposal of Hazardous Substances.

“Exchange Act” has the meaning ascribed thereto in Section 1.1(a).

“Expiry Time” has the meaning ascribed thereto in Section 1.1(b).

“Fairness Opinion” has the meaning ascribed thereto in the recitals hereto.

“Financial Advisor” has the meaning ascribed thereto in Section 1.1(j)(i).

“Financial Statements” has the meaning ascribed thereto in paragraph (h) of Schedule C.

“Former Directors and Officers” has the meaning ascribed thereto in Section 3.7(a).

“fully-diluted basis” means, with respect to the number of outstanding Common Shares or Class A Shares, as the case may be, at any time, such number of outstanding Common Shares or Class A Shares, as the case may be, calculated assuming that all outstanding options, warrants and other rights to acquire Common Shares or Class A Shares, as the case may be, are exercised in full and that any outstanding convertible securities of the Corporation are converted.

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Hazardous Substances” means any pollutants, contaminants, wastes of any nature, hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances or dangerous goods as defined, judicially interpreted or identified in any Environmental Laws including any asbestos, asbestos-containing materials, mould, microbial organisms or substances related thereto.

“Individuals” has the meaning ascribed thereto in Section 7.12(d).

“Information Circular” has the meaning ascribed thereto in Section 1.5.

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“Information Technology” means all computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites for the business, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Corporation or any of its Subsidiaries for use in or relating to the business.

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Corporation or any of its Subsidiaries for use in or relating to the business, including:

(ii)                                  inventions, pending patent applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) and issued patents;

(iii)                               trade-marks, trade-names, brands, trade dress, business names and other indicia of origin and all goodwill associated with the foregoing;

(iv)                              copyrights, whether registered or not;

(v)                                 industrial designs and similar rights; and

(vi)                              trade secrets, confidential information and non-public know-how.

“Key Employees” has the meaning ascribed thereto in Section 1.3.

“Latest Mailing Time” has the meaning ascribed thereto in Section 1.1(d).

“Lock-Up Agreements” has the meaning ascribed thereto in the recitals to this Agreement.

“Locked-Up Stockholders” has the meaning ascribed thereto in the recitals to this Agreement.

“MAE Condition” has the meaning ascribed thereto in Section 1.1(b).

“Mailing Date” has the meaning ascribed thereto in Section 1.1(b).

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of the Corporation and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining the occurrence of a Material Adverse Effect: any change, effect, event, occurrence or state of fact (i) in or relating to the Canadian or United States economy or financial, credit or securities markets in general, including any reduction in major markets indices, (ii) in or relating to currency exchange rates, (iii) in or relating to the industries in which the Corporation or the Parent operates or the markets for any of the Corporation’s or Parent’s products or services in general, (iv) relating to required changes in Canadian or United States generally accepted accounting principles, (v) resulting from the announcement of the Offers;

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provided, however, that this clause (v) shall not cover any authorization, consent or approval of, or filing with, any Governmental Entity (including gaming commission) or other person, including any authorization, consent, approval or filing necessary to cause any of the matters described in clauses (i), (ii), (iii), (iv) or (v) of Section (e) of Schedule C to not occur or arise, (vi) in or relating to the trading price of the Shares in and of itself, except to the extent arising from any change, effect, event, occurrence or state of facts relating to the Corporation or its Subsidiaries, including the business, results of operations or financial condition of the Corporation and its Subsidiaries;

“Material Contracts” has the meaning ascribed thereto in paragraph (bb) of Schedule C.

“Minimum Condition” has the meaning ascribed thereto in paragraph (a) of Schedule A.

“NASDAQ” means the NASDAQ Stock Market in the United States.

“Notice” has the meaning ascribed thereto in Section 7.8.

“Occupational Health and Safety Laws” means all applicable laws relating in full or in part to the protection of Employees or worker health and safety.

“Offer Consideration” has the meaning ascribed thereto in Section 1.1(a).

“Offer Documents” has the meaning ascribed thereto in Section 1.1(d).

“Offeror’s Designees” has the meaning ascribed thereto in Section 1.4.

“Offers” has the meaning ascribed thereto in Section 1.1(a).

“Options” has the meaning ascribed thereto in Section 1.1(a).

“Option Election” has the meaning ascribed thereto in Section 1.2 (a).

“Other Senior Management” has the meaning ascribed thereto in Section 7.12.

“Pension Plans” means all benefits relating to retirement or retirement savings including pension plans, pensions or supplemental pensions, “deferred profit sharing plans” (as defined in the Tax Act), “registered retirement savings plans” (as defined in the Tax Act), “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act).

“Permits” has the meaning ascribed thereto in paragraph (dd) of Schedule C.

“person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

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“Policy Q-27” means Policy Statement Q-27 of the Commission des valeurs mobilières du Québec — Protection of Minority Stockholders in the Course of Certain Transactions.

“Proposed Agreement” has the meaning ascribed thereto in Section 5.1.

“QSC” means the Québec Securities Commission.

“Recommendation Documents” has the meaning ascribed thereto in Section 1.1(k).

“Related Party Transactions” has the meaning ascribed thereto in paragraph (w) of Schedule C.

“Release” has the meaning prescribed in any Environmental Laws and includes, any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction, whether accidental or intentional;

“SAR Election” has the meaning ascribed thereto in Section 1.2(c).

“Sarbanes-Oxley Act” has the meaning ascribed thereto in paragraph (g) of Schedule C.

“Schedule TO” means the Tender Offer Statement on Schedule TO relating to the Offers.

“Schedule 14D-9” means the Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offers.

“SEC” has the meaning ascribed thereto in Section 1.1(b).

“SEC Documents” has the meaning ascribed thereto in paragraph (g) of Schedule C.

“Securities Act” has the meaning ascribed thereto in paragraph (g) of Schedule C.

“Securities Laws” means the applicable securities legislation of each province and territory of Canada and the rules, regulations, published policies and forms made or promulgated under such legislation, and all applicable United States securities laws, state securities or “blue-sky” laws of the states of the United States and any other applicable law.

“Senior Management” or “senior management” means Barry Katsof, Ronald Waxman, Robert Gagnon, Dominique Mimeault, Robert Keil, Nicholas Zagayer, Karen Pugliese, Jean-Pierre Miroux and Clifford Richstone.

“Shares” has the meaning ascribed thereto in the recitals to this Agreement.

“Stockholders” has the meaning ascribed thereto in the recitals to this Agreement.

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“SARs” means stock appreciation rights, or “SARs” granted by the Corporation pursuant to the Stock Incentive Plan.

“Stock Incentive Plan” has the meaning ascribed thereto in Section 1.1(a).

“Subject Contracts” has the meaning ascribed thereto in Section 3.3(b)(xii).

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 1.3.

“Subsidiaries” has the meaning ascribed thereto in the CBCA.

“Superior Proposal” has the meaning ascribed thereto in Section 4.3(a).

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 , as amended.

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed in respect of Taxes.

“Technology” means all Intellectual Property and Information Technology.

“Transition Date” means the earlier of (i) the termination of this Agreement, and (ii) the appointment or election to the Board of Directors of persons designated by Offeror who represent a majority of the directors of the Corporation.

“Triggering Event” has the meaning ascribed thereto in Section 5.2(a).

“Union Plans” means Corporation Plans which are or are required to be established and maintained pursuant to a Collective Agreement and which are not maintained or administered by the Corporation, any of its Subsidiaries or any of their affiliates.

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SCHEDULE F

NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”), dated as of January [   ], 2004, is by and among The Stanley Works, a Connecticut corporation, (“Buyer”) and [Barry Katsof][Ronald Waxman] (the “Restricted Person”).

RECITALS

WHEREAS, pursuant to Support Agreement, dated as of January [   ], 2004 (the “Support Agreement”), by and among 6181708 Canada Inc., a corporation incorporated under the federal laws of Canada (the “Offeror”), Buyer and [Jaws] (the “Company”), the Offeror intends to purchase the issued and outstanding shares of common stock (the “Common Shares”) and shares of Class A common stock (the “Class A Common Shares” and, together with the Common Shares, the “Shares”) of the Company pursuant to the Offers (as defined in the Support Agreement);

WHEREAS, the Restricted Person owns approximately [   ]% of the Company’s outstanding Class A Common Stock and has agreed to tender and sell such shares of Class A Common Stock in connection with the Offers pursuant to a Lock-up Agreement, dated as of January [   ], 2004 (the “Lock-up Agreement”), by and between Buyer and each of the parties name on Schedule A thereto;

WHEREAS, prior to the time the Offeror takes up and pays for the Shares (the “Effective Time”), the Restricted Person was the [Chairman of the Board of Directors and Chief Executive Officer][President and Chief Operating Officer] of the Company, with significant policy-making responsibilities in the conduct of the Business of the Company;

WHEREAS, the Restricted Person is the recipient of a significant portion of the aggregate consideration paid pursuant to the Offers and has benefited from the sale to Buyer of the Company and the goodwill associated with their Business, and, in consideration thereof, the Restricted Person agrees to limit his ability to compete with Buyer and the Company; and

WHEREAS, as of the Effective Time, the Company will be a wholly-owned direct or indirect subsidiary of the Offeror, which is a wholly owned subsidiary of Buyer;

WHEREAS, each Restricted Person acknowledges that the agreements and covenants contained in this Agreement are essential to protect the value of the Business to Buyer.

NOW, THEREFORE, the parties agree as follows:

1.             Definitions.   Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Amended and Restated Employment Agreement, dated as of January [   ], 2004, by and between the Company and the Restricted Person.

(a)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  The term “including” shall be deemed to be immediately followed by the term “but not limited to.”

2.                                       Non-Competition and Non-Disclosure.

(a)                                  Except as otherwise expressly permitted by Section 2(c), for a period commencing on the date on which the Restricted Person last performs services for the Company or any of its affiliates and ending two years after such date (the “Restricted Period”), the Restricted Person shall not engage, directly or indirectly, in the United States and Canada, in the manufacture, distribution, supply, sale, design, development, marketing or installation of financial transaction processing, automated teller machines, computerized time management or security systems and products (including integrated security solutions and systems) or providing service and support for any such products or systems (the “Business”), including through the ownership of any interest in any person who is engaged in the Business (the “Prohibited Activities”).  Without limiting the generality of the foregoing but subject to Section 2(c), “Prohibited Activities” shall include (i) assisting any third party to compete with the Company or any of its affiliates in the Business or otherwise with respect to the Business and (ii) soliciting or accepting orders or business of any kind relating to the Business from any customer or active prospect of the Company or its affiliates, or any former customer of the Company or the Business.  As used in this Section 2, the term “engage” shall mean to engage directly or indirectly in any such business (whether as an employee, shareholder, partner, joint venturer, financing source or consultant or in any other capacity whatsoever).  The Restricted Person acknowledges that the provisions of Section 2(a) hereof are reasonable and valid, and that they are essential to the Company to provide adequate protection to it.  Without limiting the generality of the foregoing, the Restricted Person expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth herein are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Parties hereto that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on each Restricted Person’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Section 2(a).

(b)                                 During the Restricted Period, the Restricted Person shall not, whether for his own account or for the account of any other person, intentionally solicit, endeavor to entice away from the Company or any of its affiliates, or otherwise interfere with the relationship of the Company or any of its affiliates with, any person who, to the knowledge of any of the Restricted Person, is employed by or otherwise engaged to perform services for the Company or any of its affiliates (including any sales representative or organization) or any person who is, or was within the then most recent 12-month period, a customer or client of the Business (a “Customer”).

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(c)                                  Notwithstanding the provisions of Section 2(a), nothing in this Agreement shall prohibit the Restricted Person from acquiring and/or owning an interest that represents, in the aggregate, no more than 5% of the voting interests in a publicly-traded person engaged in the Business solely for investment purposes.  The Restricted Person shall, and shall keep secret and retain in strictest confidence all nonpublic information, documents and materials relating to the Business (including, but not limited to, business plans, strategic plans, pricing and costs of specific products and services, customer lists and sales data, proprietary customer data, the identity and other information about product and service sources and quality, performance and management or sales and service processes and any product development ideas or plans) (the “Confidential Information”), and shall not disclose such Confidential Information to anyone outside of the Company.

(d)                                 The Restricted Person shall not use or exploit such Confidential Information for his benefit or the benefit of relationships between the Restricted Person and any third party.  The obligations under this Section 2(d) shall survive the termination of this Agreement.  Notwithstanding the foregoing, the confidentiality obligations of this Section 2(d) shall not apply to information:

(i)                                     which the Restricted Person is required to disclose by judicial or administrative process, or by other requirements of applicable law or any governmental authority, provided that to the extent practicable the Restricted Person gives the Company reasonable notice of any such requirement and the opportunity to seek appropriate protective measures and cooperates with the Company in attempting to obtain such protective measures;

(ii)                                  which becomes available to the public other than as a result of a breach of this Section 2(d); or

(iii)                               disclosed on a strictly confidential basis to the Restricted Person’s professional advisors, auditors and investment bankers; provided that the Restricted Person shall be liable for any failure by such person to keep such information strictly confidential.

(e)                                  In the event that any of the provisions of this Section 2 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

(f)                                    Without intending to limit the remedies available to the Company, the Restricted Person acknowledges that a breach of any of the covenants contained in Section 2 hereof may result in material irreparable injury to the Company, their affiliates and/or the Business for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Restricted Person from engaging in activities prohibited by

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Section 2 or such other relief as may be required to specifically enforce any of the covenants in Section 2.  The Restricted Person hereby agrees and consents that such injunctive relief may be sought in any court of competent jurisdiction.

3.             Notices

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and either delivered by hand, telegraphed or telexed, and shall be deemed given when so delivered by hand or forty-eight (48) hours after the sending of a telegraph or telex, as follows:

(a)

If to the Restricted Person, to:

Barry Katsof

Ronald Waxman

1321 Sherbrooke St. West A40

3074 Jean Girard

Montreal, Quebec

Montreal, Quebec

H3G 1J4

H3Y 3L2

(b)

If to the Company, to:

Frisco Bay Industries of Canada Limited

160 Graveline St.

St. Laurent, Quebec

H4T 1R7

Attention: President

or to such other person or address as either party shall designate by notice in writing to the other in accordance herewith.

4.             General

(a)                                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Quebec.

(b)                                 The article and section headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions,

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promises, representations, warranties, covenants or understandings other than those expressly set forth or referred to herein.

(d)                                 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or, in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(e)                                  It is the express wish of the parties hereto that this Agreement and all instruments and notices related thereto be drawn in the English language only; c’est la volonté expresse des parties que la présente Entente et tous documents et avis s’y rapportant soient rédigés en langue anglaise seulement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE STANLEY WORKS

Per:

[BARRY KATSOF][RONALD WAXMAN]

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SCHEDULE G

CORPORATE PUBLIC DISCLOSURE DOCUMENTS

Form	Date	Description
6-K	May 5, 2003	Press Release announcing January 31, 2003 results
6-K	June 26, 2003	Proxy Documents for annual meeting of Shareholders
20-F	June 26, 2003	2003 Annual Report
6-K	July 2, 2003	Press Release announcing April 30, 2003 results
6-K	September 30, 2003	Press Release announcing July 31, 2003 results
6-K	December 10, 2003	Press Release announcing October 31, 2003 results

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